                                                                     EXHIBIT 2.1
                                                                  EXECUTION COPY





                      AGREEMENT AND PLAN OF REORGANIZATION



                                  BY AND AMONG







                            C-CUBE MICROSYSTEMS INC.,



                              LSI LOGIC CORPORATION



                                       AND



                            CLOVER ACQUISITION CORP.



                           Dated as of March 26, 2001


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                                TABLE OF CONTENTS
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ARTICLE I THE OFFER AND THE MERGER.............................................  1

        SECTION 1.1       THE OFFER............................................  1
        SECTION 1.2       COMPANY ACTION.......................................  3
        SECTION 1.3       DIRECTORS............................................  4
        SECTION 1.4       THE MERGER...........................................  5
        SECTION 1.5       EFFECT ON COMPANY COMMON STOCK.......................  6
        SECTION 1.6       EXCHANGE OF CERTIFICATES.............................  8
        SECTION 1.7       LOST CERTIFICATES....................................  9
        SECTION 1.8       MERGER CLOSING....................................... 10
        SECTION 1.9       DISSENTING SHARES.................................... 10

ARTICLE II THE SURVIVING CORPORATION........................................... 10

        SECTION 2.1       CERTIFICATE OF INCORPORATION......................... 10
        SECTION 2.2       BYLAWS............................................... 10
        SECTION 2.3       OFFICERS AND DIRECTORS............................... 11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................... 11

        SECTION 3.1       CORPORATE EXISTENCE AND POWER........................ 11
        SECTION 3.2       CORPORATE AUTHORIZATION.............................. 12
        SECTION 3.3       CONSENTS AND APPROVALS; NO VIOLATIONS................ 12
        SECTION 3.4       CAPITALIZATION....................................... 13
        SECTION 3.5       SUBSIDIARIES......................................... 14
        SECTION 3.6       SEC DOCUMENTS........................................ 14
        SECTION 3.7       FINANCIAL STATEMENTS................................. 15
        SECTION 3.8       DISCLOSURE DOCUMENTS................................. 15
        SECTION 3.9       ABSENCE OF UNDISCLOSED LIABILITIES................... 15
        SECTION 3.10      ABSENCE OF MATERIAL ADVERSE CHANGES, ETC. ........... 15
        SECTION 3.11      TAXES................................................ 17
        SECTION 3.12      EMPLOYEE BENEFIT PLANS............................... 17
        SECTION 3.13      LITIGATION; COMPLIANCE WITH LAWS..................... 19
        SECTION 3.14      CERTAIN CONTRACTS AND ARRANGEMENTS................... 19
        SECTION 3.15      ENVIRONMENTAL MATTERS................................ 21
        SECTION 3.16      INTELLECTUAL PROPERTY................................ 22
        SECTION 3.17      OPINION OF FINANCIAL ADVISOR......................... 25
        SECTION 3.18      BOARD RECOMMENDATION................................. 25
        SECTION 3.19      TAX TREATMENT........................................ 25
        SECTION 3.20      FINDERS' FEES........................................ 25
        SECTION 3.21      SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW.. 25
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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB............. 25

        SECTION 4.1       CORPORATE EXISTENCE AND POWER........................ 26
        SECTION 4.2       AUTHORIZATION........................................ 26
        SECTION 4.3       CONSENTS AND APPROVALS; NO VIOLATIONS................ 26
        SECTION 4.4       CAPITALIZATION....................................... 27
        SECTION 4.5       SEC DOCUMENTS........................................ 27
        SECTION 4.6       FINANCIAL STATEMENTS................................. 28
        SECTION 4.7       DISCLOSURE DOCUMENTS................................. 28
        SECTION 4.8       ABSENCE OF MATERIAL ADVERSE CHANGES, ETC. ........... 28
        SECTION 4.9       LITIGATION; COMPLIANCE WITH LAWS..................... 28
        SECTION 4.10      TAX TREATMENT........................................ 29
        SECTION 4.11      INTERIM OPERATIONS OF MERGER SUB..................... 29

ARTICLE V COVENANTS OF THE PARTIES............................................. 29

        SECTION 5.1       CONDUCT OF THE BUSINESS OF THE COMPANY............... 29
        SECTION 5.2       STOCKHOLDER APPROVAL; PREPARATION OF REGISTRATION
                              STATEMENT AND PROXY STATEMENT/PROSPECTUS......... 31
        SECTION 5.3       ACCESS TO INFORMATION; CONFIDENTIALITY AGREEMENT..... 32
        SECTION 5.4       NO SOLICITATION...................................... 33
        SECTION 5.5       DIRECTOR AND OFFICER LIABILITY....................... 35
        SECTION 5.6       COMMERCIALLY REASONABLE EFFORTS...................... 35
        SECTION 5.7       CERTAIN FILINGS...................................... 36
        SECTION 5.8       PUBLIC ANNOUNCEMENTS................................. 37
        SECTION 5.9       FURTHER ASSURANCES................................... 37
        SECTION 5.10      EMPLOYEE MATTERS..................................... 37
        SECTION 5.11      TAX-FREE REORGANIZATION TREATMENT.................... 38
        SECTION 5.12      BLUE SKY PERMITS..................................... 38
        SECTION 5.13      LISTING.............................................. 38
        SECTION 5.14      STATE TAKEOVER LAWS.................................. 38
        SECTION 5.15      CERTAIN NOTIFICATIONS................................ 38
        SECTION 5.16      VOTING OF SHARES..................................... 38
        SECTION 5.17      ACTION BY BOARD OF DIRECTORS......................... 38
        SECTION 5.18      FORM S-8............................................. 39
        SECTION 5.19      COMFORT LETTER....................................... 39

ARTICLE VI CONDITIONS TO THE MERGER............................................ 39

        SECTION 6.1       CONDITIONS TO EACH PARTY'S OBLIGATIONS............... 39
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ARTICLE VII TERMINATION........................................................ 40

        SECTION 7.1       TERMINATION.......................................... 40
        SECTION 7.2       EFFECT OF TERMINATION................................ 42
        SECTION 7.3       FEES; EXPENSES....................................... 42

ARTICLE VIII MISCELLANEOUS..................................................... 43

        SECTION 8.1       NOTICES.............................................. 43
        SECTION 8.2       SURVIVAL OF REPRESENTATIONS AND WARRANTIES........... 44
        SECTION 8.3       INTERPRETATION....................................... 44
        SECTION 8.4       AMENDMENTS, MODIFICATION AND WAIVER.................. 44
        SECTION 8.5       SUCCESSORS AND ASSIGNS............................... 44
        SECTION 8.6       SPECIFIC PERFORMANCE................................. 44
        SECTION 8.7       GOVERNING LAW........................................ 45
        SECTION 8.8       SEVERABILITY......................................... 45
        SECTION 8.9       THIRD PARTY BENEFICIARIES............................ 45
        SECTION 8.10      ENTIRE AGREEMENT..................................... 45
        SECTION 8.11      COUNTERPARTS; EFFECTIVENESS.......................... 45
        SECTION 8.12      RULES OF CONSTRUCTION................................ 45
        SECTION 8.13      SUBMISSION TO JURISDICTION........................... 46
        SECTION 8.14      MERGER SUB COMPLIANCE................................ 46


EXHIBIT

A       FORM OF STOCKHOLDER AGREEMENT

ANNEX

I       CONDITIONS TO THE OFFER
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        AGREEMENT AND PLAN OF REORGANIZATION, dated as of March 26, 2001 (this
"AGREEMENT"), by and among C-Cube Microsystems Inc., a Delaware corporation (the "COMPANY"), LSI Logic Corporation, a Delaware corporation ("PARENT"), and Clover Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB").

                               W I T N E S S E T H

        WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement, and declared advisable that Merger Sub make an exchange offer (the "OFFER") to exchange shares of common stock, par value $0.01 per share, of Parent ("PARENT SHARES" or "PARENT COMMON STOCK"), for shares of common stock, par value $0.001 per share, of the Company ("COMPANY COMMON STOCK") and have approved the merger of Merger Sub with and into the Company (the "MERGER") upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("DGCL");

        WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain stockholders of the Company are entering into Stockholder Agreements in substantially the form attached hereto as Exhibit A (the "STOCKHOLDER AGREEMENTS"); and

        WHEREAS, it is intended that, for United States federal income tax purposes, the Offer and the Merger (together, the "TRANSACTION") shall be treated as an integrated transaction and shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

        NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I

                            THE OFFER AND THE MERGER

        SECTION 1.1   THE OFFER.

            (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 hereof, Merger Sub shall, as promptly as practicable after the date hereof (and Merger Sub shall use commercially reasonable efforts to, within ten (10) business days after the date hereof), commence the Offer. Each Share accepted by Merger Sub pursuant to the Offer shall be exchanged for the right to receive a fraction of share of Parent Common Stock (the "EXCHANGE RATIO") equal to 0.79. The initial expiration date of the Offer shall be the twentieth business day following commencement of the Offer. The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer (as it may be extended in accordance with the requirements of this Section 1.1(a)) and not withdrawn a number of shares of Company Common Stock which, together with the shares of Company Common Stock then owned by Parent and Merger Sub (if any), represents at least a majority of the sum of (i) the total number of shares of Company Common Stock outstanding immediately prior to the expiration of the Offer (as it may be extended in accordance with the requirements of this Section 1.1(a)), and (ii) a number of shares of Company Common Stock determined by Parent up to a maximum of the total number of shares of Company Common Stock issuable upon the exercise or conversion of all options, warrants, rights and convertible securities (if any) that will be vested by the Outside Date (as defined in Section 7.1(b)(ii) hereof) (the number of shares determined by adding the shares referred to in clause "(i)" and clause "(ii)" of this sentence being hereinafter referred to as the "FULLY DILUTED SHARES") (and the condition previously referred to in this sentence being referred to as the "MINIMUM CONDITION") and to the other conditions set forth in Annex I hereto. Parent and Merger Sub expressly reserve the right to waive the conditions to the Offer and to make any change in the terms or conditions of the Offer; PROVIDED, HOWEVER, that without the prior written consent of the Company, no change may be made which decreases the number of shares of Company Common Stock sought in the Offer, changes the form or amount of consideration to be paid, imposes conditions to the Offer in addition to those set forth in Annex I, changes or waives the Minimum Condition or any of the conditions set forth in clauses (2), (4), (5) or (7) of Annex I, extends the Offer (except as set forth in the following two sentences), or makes any other change to any of the terms and conditions to the Offer which is adverse to the holders of shares of Company Common Stock. Subject to the terms of the Offer and this Agreement and the satisfaction (or waiver to the extent permitted by this Agreement) of the conditions to the Offer, Merger Sub shall accept for payment all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the applicable expiration date of the Offer (as it may be extended in accordance with the requirements of this Section 1.1(a)) and shall pay for all such shares of Company Common Stock promptly after acceptance; PROVIDED, HOWEVER, that (x) Merger Sub shall extend the Offer for successive extension periods not in excess of ten (10) business days per extension if, at the scheduled expiration date of the Offer or any extension thereof, any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, and (y) Merger Sub may extend the Offer if and to the extent required by the applicable rules and regulations of the Securities and Exchange Commission ("SEC") or The New York Stock Exchange (the "NYSE"). In addition, Merger Sub may extend the Offer after the acceptance of shares of Company Common Stock thereunder for a further period of time by means of a subsequent offering period under Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). No fraction of a share of Parent Common Stock will be issued in connection with the exchange of Parent Common Stock for shares of Company Common Stock upon consummation of the Offer, but in lieu thereof each tendering stockholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such stockholder) in the Offer shall receive from Parent an amount of cash (rounded up to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the average closing sale price of one (1) share of Parent Common Stock on the NYSE during the ten (10) trading days ending on the trading day immediately prior to the expiration of the Offer (as it may be extended in accordance with the requirements of this Section 1.1(a)).

            (b) As soon as practicable after the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer (the "REGISTRATION STATEMENT"). The Registration


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Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the "PRELIMINARY PROSPECTUS"). As soon as practicable on the date of commencement of the Offer, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer which will contain or incorporate by reference all or part of the Preliminary Prospectus and form of the related letter of transmittal and summary advertisement, if any (together with any supplements or amendments thereto, collectively the "OFFER DOCUMENTS"), and (ii) cause the Offer Documents to be disseminated to holders of shares of Company Common Stock. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company, the Company's Subsidiaries and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(b). Parent, Merger Sub and the Company each agree promptly to correct any information provided by it for use in the Registration Statement or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock , in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO, the Registration Statement and the Offer Documents prior to their being filed with the SEC. Parent agrees to provide the Company and its counsel with any comments Parent, Merger Sub or their counsel may receive in writing from the SEC or its staff with respect to the Offer Documents as soon as practicable after receipt of such written comments.

        SECTION 1.2 COMPANY ACTION.

            (a) The Company hereby represents that its Board of Directors, at a meeting duly called and held on or prior to the date hereof, has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and are fair to and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger and the Stockholder Agreements and the transactions contemplated thereby, which approval constitutes approval under Section 203 of the DGCL such that the Offer, the Merger, this Agreement and the other transactions contemplated hereby, and the Stockholder Agreements and the transactions contemplated thereby, are not and shall not be subject to any restriction pursuant to Section 203 of the DGCL, and (iii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement by the Company's stockholders (the unanimous recommendations referred to in this clause
(iii) are collectively referred to in this Agreement as the "RECOMMENDATIONS").

            (b) As soon as practicable on the day that the Offer is commenced, the Company will file with the SEC and disseminate to holders of shares of Company Common Stock a Solicitation/Recommendation Statement on Schedule 14D-9 (the "SCHEDULE 14D-9") which shall include the opinion of Credit Suisse First Boston Corporation ("CREDIT SUISSE FIRST BOSTON") referred to in Section 3.17 hereof and, subject to Section 5.4 hereof, shall include the Recommendations. Parent shall promptly furnish to the Company all information concerning Parent, Parent's Subsidiaries and Parent's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.2(b). Subject to Section 5.4 hereof, the


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


Company hereby consents to the inclusion of the Recommendations in the Offer Documents and agrees that none of the Recommendations shall be withdrawn, modified or changed in a manner adverse to Parent or Merger Sub, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw, modify or change any of the Recommendations in a manner adverse to Parent or Merger Sub shall be adopted or proposed (it being understood that, for purposes of this Agreement, a Recommendation shall be deemed to be withdrawn, modified or changed in a manner adverse to Parent and Merger Sub if such Recommendation ceases to be unanimous). Notwithstanding the foregoing, prior to the Appointment Time (as defined in Section 1.3(a) hereof), the Board of Directors of the Company may withhold, withdraw, modify or change in a manner adverse to Parent, or fail to make, its Recommendations in accordance with the terms of Section 5.4 hereof. The Company, Parent and Merger Sub each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the
Schedule 14D-9 prior to its being filed with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel receives in writing from the SEC or its staff with respect to the Schedule 14D-9 as soon as practicable after receipt of such written comments.

            (c) The Company will promptly furnish Parent and Merger Sub with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case as of the most recent practicable date, and will provide to Parent and Merger Sub such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent or Merger Sub may reasonably request in connection with the Offer. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

        SECTION 1.3 DIRECTORS.

            (a) Effective upon the acceptance for payment by Merger Sub of shares of Company Common Stock pursuant to the Offer (the "APPOINTMENT TIME"), Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section 1.3) and (ii) the percentage that the number of shares of Company Common Stock owned by Parent or Merger Sub (including shares of Company Common Stock accepted for payment) bears to the total number of shares of Company Common Stock outstanding, and the Company shall take all action reasonably necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, at the option of


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

Parent, increasing the number of directors, or seeking and accepting resignations of incumbent directors, or both; PROVIDED, HOWEVER, that prior to the Effective Time, the Company's Board of Directors shall always have at least two members who were directors of the Company prior to consummation of the Offer (each, a "CONTINUING DIRECTOR"). If the number of Continuing Directors is reduced to fewer than two for any reason prior to the Effective Time, the remaining and departing Continuing Directors shall be entitled to designate a person to fill the vacancy. Notwithstanding anything in this Agreement to the contrary, if Parent's designees are elected to the Company's Board of Directors prior to the Effective Time, the affirmative vote of a majority of the Continuing Directors shall be required for the Company to (a) amend or terminate this Agreement or agree or consent to any amendment or termination of this Agreement, (b) waive any of the Company's rights, benefits or remedies hereunder, (c) extend the time for performance of Parent's and Merger Sub's respective obligations hereunder, or (d) approve any other action by the Company which is reasonably likely to adversely affect the interests of the stockholders of the Company (other than Parent, Merger Sub and their affiliates (other than the Company and its Subsidiaries)) with respect to the transactions contemplated by this Agreement.

            (b) The Company's obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall promptly take all actions required pursuant to this Section 1.3 and Rule 14f-l in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under
Section 14(f) and Rule 14f-l. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

        SECTION 1.4 THE MERGER.

            (a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as defined hereinafter), Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes referred to herein as the "SURVIVING CORPORATION").

            (b) Concurrently with the Closing (as defined in Section 1.8 hereof), the Company and Parent shall cause a certificate of merger (the "CERTIFICATE OF MERGER") with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the "SECRETARY OF STATE") as provided in the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such other date and time as is agreed between the parties and specified in the Certificate of Merger, and such date and time is hereinafter referred to as the "EFFECTIVE TIME."

            (c) The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, immunities, powers and franchises and be subject to all of the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Merger Sub.


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

        SECTION 1.5 EFFECT ON COMPANY COMMON STOCK. At the Effective Time:

            (a) CANCELLATION OF SHARES OF COMPANY COMMON STOCK. Each share of the Company Common Stock held by the Company as treasury stock and each share of the Company Common Stock owned by Parent or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereto. All shares of Company Common Stock to be converted into Parent Shares pursuant to this Section 1.5 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist; and each holder of a certificate (representing prior to the Effective Time any such shares of Company Common Stock) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive (i) the Parent Shares into which such shares of Company Common Stock have been converted, (ii) any dividend and other distributions in accordance with Section 1.6(c) hereof, and (iii) any cash, without interest, to be paid in lieu of any fraction of any Parent Shares in accordance with Section 1.6(d) hereof.

            (b) CONVERSION OF SHARES OF COMPANY COMMON STOCK. Subject to Sections 1.5(d) and 1.6(d) hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock referred to in the first sentence of Section 1.5(a) hereof and Dissenting Shares (as defined in Section 1.9 hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into that number of Parent Shares equal to the Exchange Ratio (together with the cash in lieu of fractional shares of Parent Common Stock as specified below) (the number of Parent Shares equal to the Exchange Ratio and the cash payable in lieu of fractional shares as specified below being referred to as the "MERGER CONSIDERATION").

            (c) CAPITAL STOCK OF MERGER SUB. Each share of common stock, $0.001 par value per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one
(1) validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of such shares of Merger Sub Common Stock shall evidence ownership of shares of capital stock of the Surviving Corporation.

            (d) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Company Common Stock or Parent Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock or Parent Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

            (e) ASSUMPTION OF COMPANY OPTIONS. At the Effective Time, each issued and outstanding option to purchase or otherwise acquire Company Common Stock (whether or not vested) ("COMPANY OPTIONS") issued pursuant to the Company's 2000 Stock Plan or the Director Stock Option Plan (the "OPTION PLANS") or otherwise, will be assumed by Parent in connection with the Merger. Each Company Option so assumed by Parent under this Agreement (the "ASSUMED OPTIONS") shall continue to have, and be subject to, the same terms and



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

conditions set forth in the Option Plans and/or as provided in the respective option agreements immediately prior to the Effective Time (including, without limitation, any vesting schedule or repurchase rights), except that (i) each Company Option will be exercisable for that number of Parent Shares equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of Parent Shares, and (ii) the per share exercise price for the Parent Shares issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Parent shall comply with the terms of all such Company Options and use commercially reasonable efforts to ensure, to the extent required by and subject to the provisions of, the Option Plans, and to the extent permitted under the Code, that any Company Options that qualified for tax treatment as incentive stock options under Section 422 of the Code prior to the Effective Time continue to so qualify after the Effective Time. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of assumed Company Options on the terms set forth in this Section 1.5(e).

            (f) TERMINATION OF COMPANY EMPLOYEE STOCK PURCHASE PLAN. Prior to the Effective Time, the Company's Employee Stock Purchase Plan (the "COMPANY ESPP") shall be terminated. The rights of participants in the Company ESPP with respect to any offering period then underway under the Company ESPP shall be determined by treating the last business day prior to, or if administratively advisable, last payroll date of the Company immediately prior to, the Effective Time, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company ESPP) that are necessary to give effect to the transactions contemplated by this Section 1.5(f). Parent agrees that, from and after the Effective Time, the employees of the Company who become employees of Parent or any of its Subsidiaries may participate in the employee stock purchase plan sponsored by Parent (the "PARENT ESPP"), subject to the terms and conditions of the Parent ESPP, and that service with the Company shall be treated as service with Parent for determining eligibility of the Company's employees under the Parent ESPP. Parent agrees to create a special offering period under the Parent ESPP so that the employees of the Company who become employees of Parent or any of its Subsidiaries can participate in the Parent ESPP within fifteen (15) days from the Closing Date.

            (g) ASSUMPTION OF COMPANY WARRANT. At the Effective Time, the outstanding warrant issued by the Company to Thomson Multimedia S.A. (the "WARRANT") will be assumed by Parent in connection with the Merger. The Warrant shall continue to have, and be subject to, the same terms and conditions set forth therein (including, without limitation, the vesting schedule set forth therein), except that (i) the Warrant will be exercisable for that number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of the Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded up to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the Parent Shares issuable upon exercise of the Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common

Stock at which the Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

        SECTION 1.6 EXCHANGE OF CERTIFICATES.

            (a) Prior to the mailing of any proxy or information statement of the Company prepared in connection with the Merger (the "PROXY STATEMENT"), such bank, trust company, Person or Persons (as defined hereinafter) as shall be designated by Parent and reasonably acceptable to the Company shall act as the depositary and exchange agent for the delivery of the Merger Consideration in exchange for shares of Company Common Stock (the "EXCHANGE AGENT") in connection with the Merger. At or promptly following the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration for the benefit of the holders of shares of Company Common Stock which are converted into Parent Shares pursuant to Section 1.5(b) hereof (together with cash as required to (i) pay any dividends or distributions with respect thereto in accordance with Section 1.6(c) hereof and (ii) make payments in lieu of fractional Parent Shares, pursuant to Section 1.6(d) hereof, being hereinafter referred to as the "EXCHANGE FUND"). For purposes of this Agreement, "PERSON" means any natural person, firm, individual, corporation, limited liability company, partnership, association, joint venture, company, business trust, trust or any other entity or organization, whether incorporated or unincorporated, including a government or political subdivision or any agency or instrumentality thereof.

            (b) As of or promptly following the Effective Time but in no event later than ten (10) business days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Shares) (the "CERTIFICATES"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Common Stock previously represented by such Certificates shall have been converted pursuant to this Agreement (which instructions shall provide that at the election of the surrendering holder, Certificates may be surrendered, and the Merger Consideration in exchange therefor collected, by hand delivery). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within ten (10) business days of receipt thereof (but in no case prior to the Effective Time), and the Certificate so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the cash payable pursuant to subsections (c) and (d) below upon the surrender of the Certificates.

            (c) No cash payment in lieu of fractional Parent Shares shall be paid to any Person pursuant to Section 1.6(d) hereof until such Person's Certificate is surrendered in accordance with this Article I. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid, without interest, to the Person in whose name the Parent Shares being issued in respect of such Certificate are to be registered (i) at the time of such surrender, the amount of any cash payable in lieu of fractional Parent Shares to which such holder is entitled pursuant to Section 1.6(d) hereof and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to Parent Shares, and
(ii) at the appropriate payment date or as promptly as practicable thereafter, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Parent Shares.

            (d) Notwithstanding any other provision of this Agreement, no fraction of a Parent Share will be issued and no dividend or other distribution, stock split or interest with respect to Parent Shares shall relate to any fractional Parent Shares, and such fractional interest shall not entitle the owner thereof to vote or to any rights as a security holder of the Parent Shares. In lieu of any such fractional security, each stockholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such stockholder) shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the average closing sale price of one
(1) share of Parent Common Stock on the NYSE during the ten (10) trading days ending on the trading day immediately prior to the effective date of the Merger.

            (e) Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article I shall thereafter look for payment of their claim, as general creditors thereof, only to Parent for their claim for Parent Shares, any cash without interest, to be paid, in lieu of any fractional Parent Shares and any dividends or other distributions with respect to Parent Shares to which such holders may be entitled.

            (f) None of Parent, the Company or the Exchange Agent shall be liable to any Person in respect of any Parent Shares held in the Exchange Fund (or any cash, dividends or other distributions payable in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to one (1) year after the Effective Time (or immediately prior to such earlier date on which (i) any Parent Shares, (ii) any cash in lieu of fractional Parent Shares or (iii) any dividends or distributions with respect to Parent Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(b) hereof)), any such Parent Shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

        SECTION 1.7 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct (but consistent with past practice of the Company), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent Shares to which the holder thereof is entitled pursuant to this Article I.

        SECTION 1.8 MERGER CLOSING. Subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the Merger (the "CLOSING") will take place at 10:00 a.m., California time, on a date to be specified by the parties hereto, and no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI hereof that are to be satisfied other than on the day of the Closing, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another time, date or place is agreed to in writing by the parties hereto (such date, the "CLOSING DATE").

        SECTION 1.9 DISSENTING SHARES. If the Merger is effectuated pursuant to
Section 253 of the DGCL, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal for such shares of Company Common Stock in accordance with DGCL (the "DISSENTING SHARES") shall not be converted into a right to receive Parent Shares, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his or her right to appraisal, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Any amounts paid to a holder pursuant to a right of appraisal will be paid by the Company out of its own funds and will not be reimbursed by Parent or any affiliate of Parent.


                                   ARTICLE II

                            THE SURVIVING CORPORATION

        SECTION 2.1 CERTIFICATE OF INCORPORATION. At the Effective Time, subject to Section 5.5 hereof, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to be the same as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall remain C-Cube Microsystems Inc.), and such Certificate of Incorporation of the Surviving Corporation, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation.

        SECTION 2.2 BYLAWS. At the Effective Time, subject to Section 5.5 hereof, the Bylaws of the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws, PROVIDED, HOWEVER, that all references in such Bylaws to Merger Sub shall be amended to refer to C-Cube Microsystems Inc.

        SECTION 2.3 OFFICERS AND DIRECTORS.

            (a) From and after the Effective Time, the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable law.

            (b) The Board of Directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the directors of Merger Sub immediately prior to the Effective Time.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule supplied by the Company to Parent prior to the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), which disclosure shall provide an exception to or otherwise qualify the representations or warranties of the Company specifically referred to in such disclosure schedule and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties as follows:

        SECTION 3.1 CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, authorizations, consents and approvals (collectively, "LICENSES") required to carry on its business as now conducted except for failures to have any such License which would not, in the aggregate, have a Company Material Adverse Effect (as defined hereinafter). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where failures to be so qualified would not reasonably be expected to, in the aggregate, have a Company Material Adverse Effect. As used herein, the term "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on or change in the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole; PROVIDED, HOWEVER, that in no event shall any effect that directly results from (i) any change in general economic conditions that does not affect the Company and its Subsidiaries, taken as a whole, in a substantially disproportionate manner, (ii) any adverse change affecting the semiconductor industry generally that does not affect the Company and its Subsidiaries, taken as a whole, in a substantially disproportionate manner, (iii) any failure by the Company to meet revenue and earnings estimates in and of itself, and (iv) the announcement or pendency of this Agreement constitute, or be considered in determining the existence of, a Company Material Adverse Effect.

The Company has heretofore made available to Parent true and complete copies of the Certificate of Incorporation and the Bylaws of the Company as currently in effect.

        SECTION 3.2 CORPORATE AUTHORIZATION.

            (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of the Company's stockholders, as set forth in Section 3.2(b) hereof and as contemplated by
Section 5.2 hereof, to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of the Company's obligations hereunder have been duly and validly authorized, and this Agreement has been approved, by the Board of Directors of the Company and no other corporate proceedings, on the part of the Company, other than the approval of the Company's stockholders, are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

            (b) Under applicable law, the Certificate of Incorporation and the rules of The Nasdaq National Market, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date, established by the Board of Directors of the Company in accordance with the Bylaws of the Company, applicable law and this Agreement, is the vote required to approve the Merger and adopt this Agreement.

        SECTION 3.3 CONSENTS AND APPROVALS; NO VIOLATIONS.

            (a) Neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the Bylaws of the Company; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any Company Contract or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which the Company or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations (A) that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not have a material adverse effect on the ability of the Company to perform its obligations hereunder or (B) that become applicable as a result of the business or activities in which Parent or any of its affiliates is or proposes to be engaged or any acts or omissions by, or facts specifically pertaining to, Parent.

            (b) No filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, court, tribunal, commission, board, bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, multinational (including, but not limited to, the European Community), provincial, municipal, domestic or foreign (each, a "GOVERNMENTAL ENTITY") or other Person is required in connection with the execution and delivery of this

Agreement by the Company or the performance by the Company of its obligations hereunder, except (i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT"), or any foreign laws regulating competition, antitrust, investment or exchange controls; (iii) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "SECURITIES ACT") and the Exchange Act;
(iv) compliance with any applicable requirements of state blue sky or takeover laws and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not have a material adverse effect on the ability of the Company to perform its obligations hereunder or (B) that become applicable as a result of the business or activities in which Parent or any of its affiliates is or proposes to be engaged or any acts or omissions by, or facts specifically pertaining to, Parent.

        SECTION 3.4 CAPITALIZATION. The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the "COMPANY PREFERRED STOCK"). As of March 20, 2001, there were (i) 50,077,762 shares of Company Common Stock issued and outstanding and (ii) no shares of Preferred Stock issued and outstanding. All shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. None of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. Neither the Company nor any Subsidiary of the Company is a party to or is bound by any Contract pursuant to which any Person has any registration rights with respect to any Company Securities.

        As of March 1, 2001, there were outstanding Company Options to purchase 15,958,441 shares of Company Common Stock and outstanding warrants exercisable for 949,494 shares of Company Common Stock. As of March 1, 2001, 500,000 shares of Company Common Stock are reserved for future issuance pursuant to the Company ESPP. Schedule 3.4 of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan (if any) pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; and
(vi) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable as of the date of this Agreement. The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which the Company or any Subsidiary of the Company has ever granted stock options, and the forms of all stock option agreements evidencing such options. The Company has made available to Parent accurate and complete copies of the Warrant. Schedule 3.4 of the Company Disclosure Schedule sets forth the extent to which the Warrant has vested as of the date hereof.

        Except as set forth in this Section 3.4, and for changes since March 1, 2001 resulting from the exercise of Company Options outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. No Subsidiary of the Company owns any capital stock or other voting securities of the Company.

        SECTION 3.5 SUBSIDIARIES.

            (a) Each Subsidiary of the Company that is actively engaged in any business or owns any material assets (each, an "ACTIVE COMPANY SUBSIDIARY") (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for failures of this representation and warranty to be true which would not, in the aggregate, have a Company Material Adverse Effect. For purposes of this Agreement, "SUBSIDIARY" means with respect to any Person, any corporation or other legal entity of which such Person owns, directly or indirectly, more than 50% of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. All Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in Schedule
3.5 of the Company Disclosure Schedule.

            (b) All of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by the Company or by a Subsidiary of the Company free and clear of any Liens (as defined in this Section 3.5) or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or Contracts of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of any of such Subsidiaries. There are no Contracts requiring the Company or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiaries of the Company. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

        SECTION 3.6 SEC DOCUMENTS. The Company has filed all required reports, proxy statements, registration statements, forms and other documents with the SEC since May 3, 2000 (the "COMPANY SEC DOCUMENTS"). As of their respective dates, and giving effect to any amendments thereto, (a) the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and (b) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        SECTION 3.7 FINANCIAL STATEMENTS. The financial statements of the Company (including, in each case, any notes and schedules thereto) included in the Company SEC Documents and the audited consolidated balance sheet of the Company and its Subsidiaries for the year ended December 31, 2000 (the "INTERIM BALANCE SHEET") and the related statement of operations and cash flows of the Company and its Subsidiaries for the period then ended, as provided to Parent,
(a) were prepared from the books and records of the Company and its Subsidiaries, (b) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (c) are in conformity with United States generally accepted accounting principles ("GAAP"), applied on a consistent basis (except in the case of unaudited statements, as permitted by the rules and regulations of the SEC) during the periods involved and (d) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which were not and are not expected to be, individually or in the aggregate, material in amount).

        SECTION 3.8 DISCLOSURE DOCUMENTS. Neither the Schedule 14D-9 nor the Proxy Statement, nor any of the information supplied or to be supplied by the Company or its Subsidiaries or Representatives for inclusion or incorporation by reference in the Offer Documents, the Registration Statement or the Post-Effective Amendment will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders or become effective under the Securities Act or, in the case of the Proxy Statement, at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the requirements of all applicable laws, including the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in any such documents based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

        SECTION 3.9 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the financial statements (and the notes thereto) contained in the Company SEC Documents filed through the date of this Agreement and in the Interim Balance Sheet, and except for liabilities and obligations incurred in the ordinary course of business since the date of the Interim Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for those that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        SECTION 3.10 ABSENCE OF MATERIAL ADVERSE CHANGES, ETC. Since December 31, 2000, there has not been a Company Material Adverse Effect and no event has occurred or circumstance has arisen that would reasonably be expected to have a Company Material Adverse Effect. Without limiting the foregoing, except as contemplated by this Agreement, since December 31, 2000, (i) the Company and its Subsidiaries have conducted their business in the ordinary course of business and (ii) there has not been:

            (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any Subsidiary of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary (other than any wholly owned Subsidiary) of the Company of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or of any Subsidiary of the Company;

            (b) any amendment of any provision of the Certificate of Incorporation, Bylaws or similar organizational documents of, or of any material term of any outstanding security issued by, the Company or any Subsidiary (other than any wholly owned Subsidiary) of the Company;

            (c) any incurrence, assumption or guarantee by the Company or any Subsidiary of the Company of any indebtedness for borrowed money other than borrowings under existing short term credit facilities not in excess of $500,000 in the aggregate;

            (d) any change in any method of accounting or accounting practice by the Company or any Subsidiary of the Company, except for any such change required by reason of a change in GAAP;

            (e) any (i) establishment, adoption or amendment of any Plan (as defined in Section 3.12 hereof); (ii) grant of any severance, termination or similar pay to any director, officer or employee of the Company or any Subsidiary of the Company, (iii) employment, deferred compensation or other similar Contract (or any amendment to any such existing Contract) with any director, officer or employee of the Company or any Subsidiary of the Company entered into, (iv) increase in benefits payable under any existing severance, termination pay or similar policies or employment Contract or (v) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary of the Company, in each case other than with respect to employees (other than officers of the Company or any Subsidiary of the Company) in the ordinary course of business consistent with past practice;

            (f) sale, issuance or grant of Company Securities other than pursuant to Options outstanding as of December 31, 2000 and the issuance of Options after such date in the ordinary course of business (and the issuance of Company Securities pursuant thereto);

            (g) acquisition, lease, license or disposition of assets material to the Company and its Subsidiaries, except for sales of inventory in the ordinary course of business consistent with past practice, or any acquisition or disposition of capital stock of any third party, or any merger or consolidation or similar transaction with any third party, by the Company or any Subsidiary of the Company;

            (h) entry by the Company, or any Subsidiary of the Company, into any joint venture, partnership or similar Contract with any Person other than a wholly owned Subsidiary of the Company;

            (i) any capital expenditure by the Company or any Subsidiary of the Company (except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company since December 31, 2000, have not exceeded the Company's forecasted capital expenditures for such period as previously provided to Parent; or

            (j) any authorization of, or commitment or agreement to take any of the foregoing actions except as otherwise permitted by this Agreement.

        SECTION 3.11 TAXES.

            (a) (1) All federal, state, local and foreign Tax Returns (as defined in Section 3.11(b) hereof) required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is a member (a "COMPANY GROUP") have been timely filed, and all returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have a Company Material Adverse Effect; (2) all Taxes (as defined hereinafter) due and owing by the Company, any Subsidiary of the Company or any Company Group have been paid, or adequately reserved on the financial statements of the Company in accordance with GAAP, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Company Material Adverse Effect; (3) there is no presently pending and, to the knowledge of the Company, contemplated or scheduled and there has not been since May 3, 2000, any audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy involving the Company, any Subsidiary of the Company or any Company Group with respect to any Taxes nor has the Company or any Subsidiary of the Company filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax; (4) all assessments for Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group with respect to completed and settled examinations or concluded litigation have been paid; (5) neither the Company nor any Subsidiary of the Company is a party to any tax indemnity agreement, tax sharing agreement or other Contract under which the Company or any Subsidiary of the Company could become liable to another Person as a result of the imposition of a Tax upon any Person, or the assessment or collection of such a Tax; and (6) the Company and each of its Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes.

            (b) For purposes of this Agreement, (i) "TAXES" means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by any Governmental Entity and such term shall include any interest, penalties or additions to tax attributable to such taxes and (ii) "TAX RETURN" means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

        SECTION 3.12 EMPLOYEE BENEFIT PLANS.

            (a) Schedule 3.12(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation, incentive compensation, and equity compensation plan; "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of
Section 3(2) of ERISA); each material employment, termination or severance Contract; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (each, an "ERISA AFFILIATE"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA. The plans, funds, programs, agreements and arrangements listed on Schedule 3.12(a) of the Company Disclosure Schedule are referred to herein collectively as the "PLANS".

            (b) With respect to each Plan, the Company has heretofore delivered or made available to Parent true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, the most recent reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code.

            (c) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

            (d) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, rule or regulation, including, but not limited to, ERISA and the Code.

            (e) Each Plan intended to be "qualified" within the meaning of
Section 401(a) of the Code has received a favorable determination opinion, notification and/or letter from the Internal Revenue Service, or in the case of such a Plan for which a favorable determination, opinion, notification and/or letter has not yet been received, the applicable remedial amendment period under
Section 401(b) of the Code has not expired.

            (f) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary), dependant or other covered person.

            (g) There are no pending, or to the knowledge of the Company, threatened or anticipated, material claims, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

            (h) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

            (i) All employee benefit plans that are subject to the laws of any jurisdiction outside the United States are in material compliance with such applicable laws, including relevant Tax laws, and the requirements of any trust deed under which they were established, except for such exceptions to the foregoing which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

            (j) Schedule 3.12(j) of the Company Disclosure Schedule contains a list of all salaried employees of the Company and each of its Subsidiaries as of the date of this Agreement who customarily receive annual compensation in excess of $125,000 per calendar year, and correctly reflects, in all material respects, their salaries, any other material compensation payable to them

(including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions.

            (k) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining contract or other Contract with a labor union involving any of its employees.

        SECTION 3.13 LITIGATION; COMPLIANCE WITH LAWS.

            (a) Except as set forth in the Company SEC Documents filed through the date of this Agreement, there is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against, the Company or any Subsidiary of the Company or any of their respective properties before any court or arbitrator or any Governmental Entity which would reasonably be expected to have a Company Material Adverse Effect.

            (b) The Company and its Subsidiaries are in compliance with all applicable laws, ordinances, rules and regulations of any Governmental Entity applicable to their respective businesses and operations, except for such violations, if any, which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All governmental approvals, permits and licenses (collectively, "PERMITS") required to conduct the business of the Company and its Subsidiaries have been obtained, are in full force and effect and are being complied with except for such violations and failures to have Permits in full force and effect, if any, which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries, and (to the knowledge of the Company) no director, officer, agent or employee of the Company or any of its Subsidiaries, has made (in a manner that would result in liability to the Company) any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

        SECTION 3.14 CERTAIN CONTRACTS AND ARRANGEMENTS.

            (a) As used in this Agreement, "CONTRACT" means any legally binding written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking, and "COMPANY CONTRACT" means any
Contract: (i) to which the Company or any of its Subsidiaries is a party; (ii) by which the Company or any of its Subsidiaries or any asset of the Company or any of its Subsidiaries is bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (iii) under which the Company or any of its Subsidiaries has any legally enforceable right. For purposes of this Agreement, each of the following shall be deemed to constitute a "MATERIAL CONTRACT":

                (i) any Contract (A) relating to the employment of, or the performance of services by, any employee or consultant (other than ordinary course, at-will offer letters), (B) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any severance, termination or similar payment to any current or former employee or director, or (C) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $100,000 to any current or former employee or director;

                (ii) any Contract relating to the acquisition, transfer, development, sharing or license of any Intellectual Property material to the Company's business (except for any Contract pursuant to which non-customized software is licensed to Company or any of its Subsidiaries under any third party software license generally available to the public, if such software is not incorporated into any product of the Company or any of its Subsidiaries or otherwise redistributed or sublicensed by the Company or any of its Subsidiaries);

                (iii) any Contract that provides for indemnification of any officer, director, employee or agent;

                (iv) any Contract imposing any material restriction on the right or ability of the Company or any of its Subsidiaries to compete in any line of business or in any geographic region with any other Person or to transact business or deal in any other manner with any other Person;

                (v)any Contract (other than Contracts evidencing Company Options) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities, or (C) providing Company or any of its Subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

                (vi) any Contract (A) to which any Governmental Entity is a party or under which any Governmental Entity has any rights or obligations, or
(B) directly benefiting any Governmental Entity (including any subcontract or other Contract between Company or any of its Subsidiaries and any contractor or subcontractor to any Governmental Entity);

                (vii) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $1,000,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $1,000,000 in the aggregate;

                (viii) any Contract pursuant to which Company or any of its Subsidiaries distributes or sells any of its products, including distributor agreements and sales representative agreements and similar agreements but excluding those entered into in the ordinary course and cancelable without penalty on notice of 90 days or fewer and excluding purchase orders for less than $1,000,000;

                (ix) any Contract pursuant to which another Person manufactures or supplies any products, or components thereof, of the Company or any of its Subsidiaries, but excluding those entered into in the ordinary course and cancelable without penalty on notice of 90 days or fewer and excluding purchase orders for less than $1,000,000;

                (x)any Contract pursuant to which any Intellectual Property of Company or any of its Subsidiaries has been or is required to be placed into escrow for the benefit of any other Person; and

                (xi) any other Contract that is material to the business of the Company and its Subsidiaries, taken as a whole.

            (b) Each Company Contract that constitutes a Material Contract is, with respect to the Company or the applicable Subsidiary of the Company and, to the knowledge of the Company with respect to the other party thereto, valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

            (c) Neither the Company nor any of its Subsidiaries has violated or breached, or committed any default under, any Material Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Company Material Adverse Effect; and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to result in (i) a default under any of the provisions of any Company Contract or (ii) the disclosure, release or delivery of any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries, except in each such case for defaults, disclosures, releases or deliveries that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        SECTION 3.15 ENVIRONMENTAL MATTERS.

            (a) (i) "CLEANUP" means all actions required to: (A) cleanup, remove, treat or remediate Hazardous Materials (as defined hereinafter) in the indoor or outdoor environment; (B) prevent the Release (as defined hereinafter) of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (C) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (D) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

                (ii)"ENVIRONMENTAL CLAIM" means any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (B) circumstances forming the basis of any violation of any Environmental Law (as defined hereinafter).

                (iii) "ENVIRONMENTAL LAWS" means all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

                (iv) "HAZARDOUS MATERIALS" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any Environmental Law.

                (v) "RELEASE" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

            (b) (i) To the knowledge of the Company, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all Permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failures to be in compliance would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since May 3, 2000, and prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any communication (written or oral), whether from a Governmental Entity, citizens' group, employee or otherwise, alleging that the Company or any of its Subsidiaries is not in such compliance, except where failures to be in compliance would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                (ii)There is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would reasonably be expected to have a Company Material Adverse Effect.

                (iii) There are no present or, to the knowledge of the Company, past, actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material that could form the basis of any Environmental Claim against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                (iv) The Company agrees to cooperate with Parent to effect the retention of any Permits or other governmental authorizations under Environmental Laws that will be required to permit the Company to conduct the business as conducted by the Company and its Subsidiaries immediately prior to the Closing Date.

        SECTION 3.16 INTELLECTUAL PROPERTY.

            (a) To the knowledge of the Company, the Company and its Subsidiaries own or have a valid right to use all Intellectual Property (as defined hereinafter) used by or reasonably necessary for the Company and its Subsidiaries to conduct their business as it is currently conducted.

Schedule 3.16(a)(i) of the Company Disclosure Schedule sets forth, with respect to each item of Intellectual Property owned by the Company or any of its Subsidiaries and registered with any Governmental Entity, or for which an application has been filed and is currently pending with any Governmental Entity, (i) a brief description of such item of Intellectual Property, and (ii) the names of the jurisdictions covered by the applicable registration or application. The Company and its Subsidiaries have good, valid and exclusive title to all of the Intellectual Property registrations and applications identified or required to be identified in Schedule 3.16(a)(i) of the Company Disclosure Schedule, free and clear of all liens, claims and encumbrances of any nature, except for (i) any lien for current taxes not yet due and payable, and
(ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the Intellectual Property subject thereto or materially impair the operations of Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries has developed jointly with any other Person any Intellectual Property that is material to the business of Company or its Subsidiaries and the loss of which would constitute a Company Material Adverse Effect and with respect to which such other Person has any rights to restrict the Company's use of such Intellectual Property. Neither the Company nor any of its Subsidiaries has licensed any Intellectual Property owned by or exclusively licensed to Company or any of its Subsidiaries and material to the business of the Company or its Subsidiaries to any Person on an exclusive basis.

            (b) To the knowledge of the Company: (i) all of the applications and registrations relating to Intellectual Property owned by or exclusively licensed to the Company and its Subsidiaries set forth in Schedule 3.16(a)(i) are subsisting and unexpired, free of all liens, claims, or encumbrances of any nature, and have not been abandoned in any respect; (ii) the Company and its Subsidiaries, and all products manufactured, distributed or sold by the Company or any of its Subsidiaries, have not infringed and do not infringe the intellectual property rights (including, but not limited to, patent rights, copyrights, maskwork rights, trademark and similar rights, and trade secret rights) of any third party in any respect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) no judgment, decree, injunction, rule or order has been rendered by any Governmental Entity which would or does limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to, any Intellectual Property owned by or exclusively licensed to the Company in any respect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iv) neither the Company nor any of its Subsidiaries has received notice of any pending or threatened suit, action or proceeding that seeks to limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to, any Intellectual Property, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and, to the Company's knowledge, there is no basis for any such suit, action or proceeding. To the knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Intellectual Property owned or used by any other Person infringes or conflicts with, any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries and material to the business of the Company or its Subsidiaries.

            (c) To the knowledge of the Company, the Company and its Subsidiaries have not used and are not making use of any confidential or proprietary information or trade secrets of any other Person in breach of any Company Contract or in violation of any civil or criminal law.

            (d) The Company and its Subsidiaries have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets, the loss or public disclosure of which would cause a Company Material Adverse Effect (the "MATERIAL TRADE SECRETS"). Without limiting the generality of the preceding sentence, neither the Company nor any of its Subsidiaries has, to the best of their knowledge, disclosed any of their Material Trade Secrets to any other Person who is not subject to binding confidentiality obligations that restrict the further disclosure of such Material Trade Secrets. Without limiting the generality of the foregoing, to the knowledge of the Company, (i) each current or former employee of the Company or any of its Subsidiaries who is or was involved on behalf of the Company or any of its Subsidiaries in, or who has contributed on behalf of the Company or any of its Subsidiaries to, the creation or development of any material Intellectual Property owned or used by the Company or any of its Subsidiaries has executed and delivered to the Company or the applicable Subsidiary of the Company an agreement (containing no material exceptions to or exclusions from the scope of its coverage deviating from the form referred to below in this clause (i)) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered by the Company to Parent, and (ii) each current and former consultant and independent contractor to the Company or any of its Subsidiaries who is or was involved on behalf of the Company or any of its Subsidiaries in, or who has contributed on behalf of the Company or any of its Subsidiaries to, the creation or development of any material Intellectual Property owned or used by the Company or any of its Subsidiaries has executed and delivered to the Company or the applicable Subsidiary of the Company an agreement (containing no material exceptions to or exclusions from the scope of its coverage deviating from the form referred to below in this clause (ii)) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered by the Company to Parent. To the Company's knowledge, no current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any material Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries that restricts the Company's ability to use or otherwise fully exploit such Intellectual Property. To the Company's knowledge, no employee of the Company or any Subsidiary of the Company has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged in a manner materially adverse to the Company's business or requires the employee to transfer, assign or disclose any Intellectual Property or information concerning the employee's work for the Company or any Subsidiary of the Company to anyone other than the Company or any Subsidiary of the Company.

            (e) For purposes of this Agreement "INTELLECTUAL PROPERTY" shall mean all rights, privileges and priorities provided under U.S., state and foreign law relating to intellectual property, including without limitation all:
(x) (1) proprietary inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, improvements and modifications thereof and proprietary know-how relating thereto, whether or not patented or eligible for patent protection; (2) copyrights and copyrightable works, including, but not limited to, computer applications, programs, software, netlists, RTL tapeouts, test vectors, reference designs, schematics, databases and related items; (3) trademarks, service marks, trade names, and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (4) trade secrets and other confidential information; and (5) semiconductor chip mask works; (y) all registrations, applications and recordings for any of the foregoing and continuations, continuations-in-part, counterparts, divisionals, reexaminations, and reissues of any of the foregoing;

and (z) licenses or other similar agreements granting to the Company or any of its Subsidiaries the rights to use any of the foregoing.

        SECTION 3.17 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Credit Suisse First Boston to the effect that, as of the date of such opinion, and based upon and subject to the matters stated therein, the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock (other than Parent and its affiliates).

        SECTION 3.18 BOARD RECOMMENDATION. The Board of Directors of the Company has, as of the date of this Agreement, by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and are fair to and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger and the Stockholder Agreements and the transactions contemplated thereby, and (iii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement by the Company's stockholders.

        SECTION 3.19 TAX TREATMENT. Neither the Company nor any of its affiliates has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Transaction from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

        SECTION 3.20 FINDERS' FEES. Except for Credit Suisse First Boston, whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Subsidiary of the Company that would be entitled to any fee or commission from the Company, any Subsidiary of the Company, Parent or any of Parent's affiliates upon consummation of the transactions contemplated by this Agreement. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid to or may become payable and all indemnification and other agreements related to the engagement of Credit Suisse First Boston.

        SECTION 3.21 SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the Stockholder Agreements or to the consummation of the Offer or the Merger or the other transactions contemplated by this Agreement or the Stockholder Agreements.


                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub, jointly and severally represent and warrant to the Company, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule supplied by Parent and Merger Sub to the Company prior to the execution of this Agreement (the "PARENT DISCLOSURE SCHEDULE"), which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Parent specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties, as follows:

        SECTION 4.1 CORPORATE EXISTENCE AND POWER. Each of Parent and Merger Sub is a corporation duly incorporated (or other entity duly organized), validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate or other power, as the case may be, and all Licenses required to carry on its business as now conducted except for failures to have any such License which would not, in the aggregate, have a Parent Material Adverse Effect (as defined in this Section 4.1). Parent is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failures to be so qualified would not reasonably be expected to, in the aggregate, have a Parent Material Adverse Effect. As used herein, the term "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect on or change in the financial condition, business, assets or results of operations of Parent and its Subsidiaries, taken as a whole; PROVIDED, HOWEVER, that in no event shall any effect that directly results from (i) any change in general economic conditions that does not affect Parent and its Subsidiaries, taken as a whole, in a substantially disproportionate manner, (ii) any adverse change affecting the semiconductor industry generally that does not affect Parent and its Subsidiaries taken as a whole, in a substantially disproportionate manner, (iii) any failure by Parent to meet revenue and earnings estimates in and of itself, and (iv) the announcement or pendency of this Agreement, constitute, or be considered in determining the existence of, a Parent Material Adverse Effect. Parent has heretofore delivered or made available to the Company true and complete copies of the governing documents or other organizational documents of like import, as currently in effect, of Parent.

        SECTION 4.2 AUTHORIZATION. Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by both the Board of Directors of Parent and the Board of Directors of Merger Sub, and no other proceedings on the part of Parent, including stockholder approval, or on the part of Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of Parent and Merger Sub, respectively enforceable against each entity in accordance with its terms.

        SECTION 4.3 CONSENTS AND APPROVALS; NO VIOLATIONS.

            (a) Neither the execution and delivery of this Agreement nor the performance by Parent or Merger Sub of its respective obligations hereunder will
(i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or other governing or organizational documents) of Parent or of Merger Sub, as applicable, or (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which any of them or any of the respective assets used or held for use by any of them may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which Parent or Merger Sub is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations (A) that would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby or (B) that become applicable as a result of any acts or omissions by, or facts specifically pertaining to, the Company.

            (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by Parent or by Merger Sub or the performance by either entity of its obligations hereunder, except (i) the filing of the Certificate of Merger in accordance with the DGCL;
(ii) compliance with any applicable requirements of the HSR Act or any foreign laws regulating competition, antitrust, investment or exchange controls; (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act; (iv) compliance with any applicable requirements of state blue sky or takeover laws and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) the failure of which to be obtained or made would not reasonably be expected to have a Parent Material Adverse Effect and would not have a material adverse effect on the ability of Parent or of Merger Sub to perform its obligations hereunder or (B) that become applicable as a result of any acts or omissions by, or facts specifically pertaining to, the Company.

        SECTION 4.4 CAPITALIZATION. The authorized capital stock of Parent consists of 1,300,000,000 shares of Parent Common Stock and 2,000,000 shares of preferred stock of Parent (the "PARENT PREFERRED STOCK"). The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, 100 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. As of March 16, 2001, there were (i) 322,528,165 shares of Parent Common Stock issued and outstanding and (ii) no shares of Parent Preferred Stock issued and outstanding. All shares of capital stock of Parent and Merger Sub have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. As of March 16, 2001, there were outstanding options to purchase approximately 60,400,000 shares of Parent Common Stock. Except as set forth in this Section
4.4 and except for changes since March 16, 2001, resulting from the exercise of options to purchase shares of Parent Common Stock outstanding on such date, as of the date of this Agreement there are outstanding (i) no shares of capital stock or other voting securities of Parent, (ii) no securities of Parent or any Subsidiary of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent and (iii) no options or other rights to acquire from Parent, and no obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent (the items in clauses (i), (ii) and (iii) being referred to collectively as the "PARENT SECURITIES"). As of the date of this Agreement, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. No Subsidiary of Parent owns any capital stock or other voting securities of Parent.

        SECTION 4.5 SEC DOCUMENTS. Parent has filed all required reports, proxy statements, registration statements, forms and other documents with the SEC since January 1, 2000

(the "PARENT SEC DOCUMENTS"). As of their respective dates, and giving effect to any amendments thereto, (a) the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and (b) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        SECTION 4.6 FINANCIAL STATEMENTS. The financial statements of Parent (including, in each case, any notes and schedules thereto) included in the Parent SEC Documents (a) were prepared from the books and records of Parent and its Subsidiaries, (b) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (c) are in conformity with GAAP, applied on a consistent basis (except in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and (d) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which were not and are not expected to be, individually or in the aggregate, material in amount).

        SECTION 4.7 DISCLOSURE DOCUMENTS. Neither the Offer Documents nor the Registration Statement nor the Post-Effective Amendment, nor any of the information supplied or to be supplied by Parent or its Subsidiaries or Representatives for inclusion or incorporation by reference in the Schedule 14D-9 or the Proxy Statement will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders or become effective under the Securities Act or, in the case of the Proxy Statement, at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Offer Documents and the Registration Statement and the Post-Effective Amendment will comply as to form in all material respects with the requirements of all applicable laws, including the Securities Act and the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in any such documents based on information supplied by the Company for inclusion or incorporation by reference therein.

        SECTION 4.8 ABSENCE OF MATERIAL ADVERSE CHANGES, ETC. Since December 31, 2000 there has not been any Parent Material Adverse Effect and no event has occurred or circumstance has arisen that would reasonably be expected to have a Parent Material Adverse Effect.

        SECTION 4.9 LITIGATION; COMPLIANCE WITH LAWS.

            (a) Except as set forth in the Parent SEC Documents filed through the date of this Agreement, there is no action, suit or proceeding pending against, or to the knowledge of Parent threatened against, Parent or any Subsidiary of Parent or any of their respective properties before any court or arbitrator or any Governmental Entity which would reasonably be expected to have a Parent Material Adverse Effect.

            (b) Parent and its Subsidiaries are in compliance with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to their respective businesses and operations, except for such violations, if any, which, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. All Permits required to conduct the business of Parent and its Subsidiaries have been obtained, are in full force and effect and are being complied with except for such violations and failures to have Permits in full force and effect, if any, which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

        SECTION 4.10 TAX TREATMENT. Neither Parent nor any of its affiliates has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Transaction from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

        SECTION 4.11 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.


                                    ARTICLE V

                            COVENANTS OF THE PARTIES

        SECTION 5.1 CONDUCT OF THE BUSINESS OF THE COMPANY. Except as (i) contemplated by this Agreement, (ii) set forth on Schedule 5.1 of the Company Disclosure Schedule, or (iii) agreed in writing by Parent, after the date hereof and prior to the Appointment Time, the Company agrees as to itself and its Subsidiaries that the Company and its Subsidiaries shall conduct their respective operations according to the ordinary course of business consistent with past practice, and each of the Company and its Subsidiaries will use commercially reasonable efforts to preserve intact its present business organization, to keep available the services of its present officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Appointment Time, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent (which consent shall not be unreasonably withheld):

            (a) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company or any Subsidiary of the Company (other than dividends or other distributions in the ordinary course of business consistent with past practice from a wholly owned Subsidiary of the Company to the Company), or repurchase, redeem or acquire any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or any Subsidiary of the Company;

            (b) amend any provision of the Certificate of Incorporation, Bylaws or similar organizational documents of, or any material term of any outstanding security issued by, the Company or any Subsidiary (other than any wholly owned Subsidiary) of the Company;

            (c) incur, assume or guarantee any indebtedness for borrowed money other than borrowings under existing short term credit facilities not in excess of $500,000 in the aggregate;

            (d) change any method of accounting or accounting practice by the Company or any Subsidiary of the Company, except for any such change required by reason of a change in GAAP;

            (e) (i) establish, adopt or amend any employee benefit plan, (ii) grant any severance, termination or similar pay to any director, officer or employee of the Company or any Subsidiary of the Company, (iii) enter into any employment, deferred compensation or other similar Contract (or any amendment to any such existing Contract) with any director, officer or employee of the Company or any Subsidiary of the Company, (iv) increase benefits payable under any existing severance or termination pay or similar policies or employment Contract or (v) increase compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary of the Company, in each case other than with respect to employees (other than officers of the Company or any Subsidiary of the Company) in the ordinary course of business consistent with past practice;

            (f) hire any employee at the level of Vice President or above or with an annual base salary in excess of $150,000, or promote any employee except in order to fill a position vacated after the date of this Agreement;

            (g) sell, issue or grant (or authorize the sale, issuance or grant of) any Company Securities or securities of any Subsidiary of the Company other than pursuant to (i) Company Options outstanding as of the date of this Agreement; (ii) the Warrant; or (iii) the terms of the Company ESPP;

            (h) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Option Plans, any provision of any agreement evidencing any outstanding Company Option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related agreement;

            (i) acquire, lease, license or dispose of assets material to the Company and its Subsidiaries, except for sales of inventory in the ordinary course of business consistent with past practice, or acquire or dispose of capital stock of any third party or enter into any similar transaction, or merge or consolidate with any third party;

            (j) enter into any joint venture, partnership or similar agreement with any Person other than a wholly owned Subsidiary of the Company;

            (k) modify, amend or terminate any Material Contracts, or waive, release or assign any material rights or claims under any Material Contracts, or enter into any Material Contracts, except in the ordinary course of business consistent with past practice;

            (l) make any capital expenditure (except that the Company may make capital expenditures that, when added to all other capital expenditures made on behalf of the Company after the date of this Agreement and prior to the Appointment Time, do not exceed the Company's forecasted capital expenditures for such period as previously provided to Parent);

            (m) commence or settle any action, suit or proceeding except for actions, suits or proceedings involving only the receipt of money by the Company or any Subsidiary of the Company or the payment by the Company or any Subsidiary of the Company of no more than $250,000 in the aggregate; or

            (n) authorize, commit or agree to take any of the foregoing actions except as otherwise permitted by this Agreement.

        SECTION 5.2 STOCKHOLDER APPROVAL; PREPARATION OF REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS.

            (a) If approval of the Company's stockholders is required by applicable law in order to consummate the Merger other than pursuant to Section 253 of DGCL, Parent and the Company shall, as soon as practicable following the Appointment Time, prepare and the Company shall file with the SEC the Proxy Statement and Parent and the Company shall prepare and Parent shall file with the SEC a post-effective amendment to the Registration Statement (the "POST-EFFECTIVE AMENDMENT") for the offer and sale of Parent Shares pursuant to the Merger and in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use commercially reasonable efforts to have the Post-Effective Amendment declared effective under the Securities Act as promptly as practicable after such filing. The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Shares in the Merger and the Company shall furnish all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Post-Effective Amendment will be made by Parent, or with respect to the Proxy Statement will be made by the Company, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Post-Effective Amendment has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Post-Effective Amendment or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either of the Post-Effective Amendment or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

            (b) If approval of the Company's stockholders is required by applicable law in order to consummate the Merger, other than pursuant to Section 253 of the DGCL, the Company shall establish, prior to or as soon as practicable following the date upon which the Post-Effective Amendment becomes effective, a record date (which shall be prior to or as soon as practicable following the date upon which the Post-Effective Amendment becomes effective) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY SPECIAL MEETING") for the purpose of considering the approval and adoption of this Agreement and (with the consent of Parent) such other matters as may in the reasonable judgment of the Company be appropriate for consideration at the Company Special Meeting. Once the Company Special Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Special Meeting (other than for the absence of a quorum) without the consent of Parent. The Post-Effective Amendment and the Proxy Statement shall include the opinion of Credit Suisse First Boston referred to in Section 3.17 hereof and, subject to the Company's right, pursuant to Section 5.4 hereof, to withhold, withdraw, modify, change or fail to make the Recommendations, the Board of Directors of the Company shall include in the Post-Effective Amendment and the Proxy Statement the Recommendations. Unless the Board of Directors of the Company shall have withheld, withdrawn, modified, changed or failed to make its Recommendations in compliance with Section 5.4, the Company shall use commercially reasonable efforts to take all actions necessary or advisable to secure the vote or consent of stockholders required by the DGCL to effect the Offer and the Merger. Notwithstanding anything to the contrary contained in this Agreement, the Company's obligation to establish a record date for, call, give notice of, convene and hold the Company Special Meeting in accordance with this
Section 5.2(b) shall not be limited by or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal (as defined hereinafter).

            (c) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement and the Registration Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and the Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

            (d) Notwithstanding clauses (a) and (b) above, if Merger Sub shall own by virtue of the Offer or otherwise at least 90% of the outstanding shares of Company Common Stock, the parties hereto shall take all necessary actions (including actions referred to in clause (a) above, as applicable) to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, as it may be extended in accordance with the requirements of Section 1.1(a) hereof, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

        SECTION 5.3 ACCESS TO INFORMATION; CONFIDENTIALITY AGREEMENT. Upon reasonable advance notice, between the date hereof and the Closing Date, each of the Company and Parent shall (i) give the other, its respective counsel, financial advisors, auditors and other authorized representatives (collectively, "REPRESENTATIVES") reasonable access during normal business hours to the offices, properties, books and records of such party and its Subsidiaries, (ii) furnish to the other and the other's Representatives such financial and operating data and other information relating to such party, its Subsidiaries and their respective operations as such Persons may reasonably request and (iii) instruct such party's employees, counsel and financial advisors to cooperate with the other in its investigation of the business of such party and its Subsidiaries; PROVIDED THAT any information and documents received by the other party or its Representatives (whether furnished before or after the date of this Agreement) shall be held in accordance with the Confidentiality Agreement dated as of March 16, 2001 between Parent and the Company (the "CONFIDENTIALITY AGREEMENT"), which, subject to
Section 8.10, shall remain in full force and effect until the Effective Time pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof.

        SECTION 5.4 NO SOLICITATION. From the date hereof until the Effective Time or, if earlier, the termination of this Agreement, the Company shall not, whether directly or indirectly through its respective officers, directors, advisors, Representatives or other agents, (a) solicit, initiate or encourage any Acquisition Proposal (as defined hereinafter); (b) engage in discussions or negotiations with, or disclose any non-public information relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person (other than Parent or any designees of Parent) concerning or in connection with an Acquisition Proposal,
(c) withhold, withdraw, modify or change in a manner adverse to Parent, or fail to make, any of its Recommendations or approve, endorse or recommend an Acquisition Proposal or (d) release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement (other than as required pursuant to the terms thereof as in effect on the date hereof) under which the Company or any of its Subsidiaries has any rights, or fail to use commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent; PROVIDED, HOWEVER, that in each case, if (i) after the date of this Agreement, an unsolicited, bona fide written Acquisition Proposal is made to the Company and is not withdrawn; (ii) the Company provides Parent with prior notice of any meeting of the Company's Board of Directors (which notice shall be given at the same time notice is given to the Company's directors) at which such Board of Directors will consider and determine whether such Acquisition Proposal is, or could reasonably be expected to be, a Superior Proposal (as defined hereinafter); (iii) the Company's Board of Directors believes in good faith, after consultation with the Company's financial advisor, that such Acquisition Proposal is, or could reasonably be expected to be, a Superior Proposal; (iv) the Company's Board of Directors believes in good faith, after consultation with the Company's outside legal counsel, that the failure to engage in such negotiations or discussions, provide such information, so withhold, withdraw, modify, change or fail to make its Recommendations, so approve, endorse or recommend such Acquisition Proposal or release or fail to enforce such "standstill" or similar agreement is inconsistent with the fiduciary duties of the Board of Directors of the Company under applicable law; (v) at or prior to furnishing any such nonpublic information to, entering into discussions or negotiations with, or releasing from a "standstill" or similar agreement, or failing to enforce such a provision against, any Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, enter into discussions or negotiations with, or release from a "standstill" or similar agreement or fail to enforce such a provision against, such Person, and the Company receives from such Person an executed confidentiality agreement (including "standstill" provisions) not substantially less favorable to the Company than the Confidentiality Agreement; and

(vi) at the time of or prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent), then the Company may furnish information with respect to the Company and its Subsidiaries to such Person, participate with such Person in negotiations regarding such Acquisition Proposal, enter into discussions or negotiations with, or release from a "standstill" or similar agreement or fail to enforce such a provision against, such Person, withhold, withdraw, modify or change in a manner adverse to Parent, or fail to make, its Recommendations, or fail to make, approve, endorse or recommend such Acquisition Proposal, as the case may be.

        The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

        The Company shall promptly (and in any event within one (1) business day) after receipt of any Acquisition Proposal provide Parent with a copy of any written Acquisition Proposal and the name of the Person making such Acquisition Proposal and a written statement with respect to any non-written Acquisition Proposal received, which statement shall include the identity of the Person making the Acquisition Proposal and the terms thereof. The Company shall promptly (and in any event within one (1) business day) advise Parent of any material modification or proposed modification thereto.

        For purposes of this Agreement, "ACQUISITION PROPOSAL" means any offer or proposal for a merger, consolidation, recapitalization, liquidation or other business combination involving the Company or the acquisition or purchase of 15% or more of any class of equity securities of the Company, or any tender offer (including self-tenders) or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of any equity securities of the Company, or any transaction involving the sale, lease, license or other disposition (by sale, merger or otherwise) of 15% or more of the book or market value of assets (including, without limitation, securities of any Subsidiary of the Company) of the Company and its Subsidiaries, taken as a whole; PROVIDED, HOWEVER, that for purposes of Section 7.3(a)(ii) hereof, all references in this sentence to "15%" shall be deemed to be replaced with references to "40%." As used herein, a "SUPERIOR PROPOSAL" shall mean an unsolicited, bona fide written proposal made by a third party involving the purchase by such third party of a majority of the outstanding Company Securities or 50% or more of the book or market value of the assets (including, without limitation, securities of any Subsidiary of the Company) of the Company and its Subsidiaries taken as a whole which the Company's Board of Directors believes in good faith, after consultation with the Company's financial advisor, (i) is reasonably likely to result in a transaction providing greater benefits to the Company's stockholders than those provided pursuant to this Agreement and (ii) if applicable, is reasonably capable of being financed by the Person making such Acquisition Proposal. Nothing contained in this Agreement shall prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by applicable law; PROVIDED, HOWEVER, that unless the conditions set forth in clauses (i) through (vi) of the proviso to the first sentence of this Section 5.4 are satisfied, the Company's Board of Directors may not withhold, withdraw, modify or change in a manner adverse to Parent, or fail to make, any of its Recommendations in connection with, or approve, endorse or recommend, any Acquisition Proposal. The Company also will promptly request each Person that has executed, on or after January 1, 2000, a confidentiality agreement in connection with its consideration of an Acquisition Proposal or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

        SECTION 5.5 DIRECTOR AND OFFICER LIABILITY.

            (a) Parent and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee (as defined in Section 5.5(b) hereof) as provided in the Certificate of Incorporation or Bylaws of the Company or an agreement between an Indemnitee and the Company or a Subsidiary of the Company as in effect as of the date hereof shall survive the Merger and continue in full force and effect in accordance with its terms.

            (b) After the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless the individuals who on or prior to the Effective Time were officers or directors of the Company and any of its Subsidiaries (the "INDEMNITEES") to the same extent as set forth in subsection
(a) above.

            (c) For six (6) years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount at least as favorable as those of such policy in effect on the date hereof; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to the lesser of $450,000 or 200% of current annual premiums paid by the Company for such insurance (the "MAXIMUM AMOUNT") to maintain or procure insurance coverage pursuant hereto; PROVIDED, FURTHER, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall maintain or procure, for such six-year period, the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

            (d) The obligations of Parent and the Surviving Corporation under this Section 5.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.5 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 5.5 applies shall be third party beneficiaries of this Section 5.5).

            (e) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.5.

        SECTION 5.6 COMMERCIALLY REASONABLE EFFORTS. Upon the terms and subject to the conditions of this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

        SECTION 5.7 CERTAIN FILINGS.

            (a) Each party hereto shall file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby as soon as practicable (and each party hereto will use its commercially reasonable efforts to cause such filings to be made within five (5) business days after the date of this Agreement), and each party will use commercially reasonable efforts to take or cause to be taken all actions necessary, including to promptly and fully comply with any requests for information from regulatory Governmental Entities, to obtain any clearance, waiver, approval or authorization relating to the HSR Act that is necessary to enable the parties to consummate the transactions contemplated by this Agreement. Without limiting the provisions of this Section 5.7, each party hereto shall use commercially reasonable efforts to promptly make the filings required to be made by it with all foreign Governmental Entities in any jurisdiction in which the parties believe it is necessary or advisable.

            (b) The Company and Parent shall each use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Offer or the Merger or any other transaction contemplated by this Agreement under any Antitrust Law (as defined in Section 5.7(d)). If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the Offer or the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, the Company and Parent shall each cooperate to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Offer or the Merger or any other transaction contemplated by this Agreement, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal. Notwithstanding anything to the contrary in this Agreement, none of Parent, any of Parent's Subsidiaries or the Surviving Corporation shall be required (and the Company shall not, without the prior written consent of Parent, agree, but shall if so directed by Parent, agree) to hold separate or divest any of their respective assets or operations or enter into any consent decree or licensing or other arrangement with respect to any of their assets or operations.

            (c) Each of the Company and Parent shall promptly inform the other party of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental or regulatory authority regarding any of the transactions contemplated hereby.

            (d) "ANTITRUST LAW" means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate competition or actions having the purpose or effect of monopolization or restraint of trade.

        SECTION 5.8 PUBLIC ANNOUNCEMENTS. Neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Offer or the Merger, this Agreement or the other transactions contemplated hereby without the prior written consent of the other party, except as may be required by law or by any listing agreement with, or the policies of, a national securities exchange in which circumstance reasonable efforts to consult will still be required to the extent practicable.

        SECTION 5.9 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation, as a result of, or in connection with, the Merger.

        SECTION 5.10 EMPLOYEE MATTERS.

            (a) From and for a period of one year following the date of Closing, Parent shall, at its election, either (i) continue (or cause Parent's Subsidiaries to continue) any Plans to which the Company and/or any of its Subsidiaries is a party, as such Plans are in effect on the date hereof (the "Company Plans"), or (ii) arrange for each participant in any Company Plans who become employees of Parent or any of its Subsidiaries ("Company Participants") to be eligible to participate in any similar plans or programs of Parent on terms no less favorable than those offered to similarly situated employees of Parent. On and after the date of Closing, employees of the Company and any of its Subsidiaries who become and remain employees of Parent or any of its Subsidiaries shall be treated no less favorably than similarly situated employees of Parent or any of its Subsidiaries with respect to compensation, employee benefits and terms and conditions of employment.

            (b) No later than one year from the date of Closing, Parent shall, or shall cause Parent's Subsidiaries to, arrange for all Company Participants not then participating to become eligible to be participants in all employee benefit plans of Parent on terms no less favorable than those offered to similarly situated employees of Parent.

            (c) To the extent service is relevant for purposes of eligibility, participation or vesting under any employee benefit plan, program or arrangement established or maintained by Parent or its Subsidiaries for the benefit of employees of the Surviving Corporation or its Subsidiaries, or for benefit accrual (other than under any defined benefits pension plan and other than where it would result in a duplication of benefits), then, to extent permitted by law and except as set forth on Schedule 5.10 of the Parent Disclosure Schedule, the employees of the Surviving Corporation and its Subsidiaries shall be credited for service accrued prior to the date of Closing with the Company or its Subsidiaries, and with respect to any welfare benefit plans to which such employee may become eligible, Parent and its Subsidiaries shall cause such plans to provide credit for the year of Closing for documented co-payments, deductibles and maximum out-of-pocket payments by such employees and shall, to extent permitted by law, waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that had not been satisfied, under any welfare plans maintained by the Company and its Subsidiaries prior to the date of Closing.

        SECTION 5.11 TAX-FREE REORGANIZATION TREATMENT. Prior to and after the Appointment Time and through the Effective Time, each of Parent and the Company shall take all reasonable actions necessary to cause the Transaction to qualify as a reorganization under the provisions of Section 368(a) of the Code and to obtain the opinions of counsel referred to in Annex I hereto, and neither party will take any action inconsistent therewith. Each of the Company and Parent shall provide customary tax representation letters prior to the Appointment Time.

        SECTION 5.12 BLUE SKY PERMITS. Parent shall use commercially reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement, the Offer and the Merger, and will pay all expenses incident thereto, PROVIDED, HOWEVER, that Parent shall not be required (a) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (b) to file a general consent to service of process in any jurisdiction.

        SECTION 5.13 LISTING. Parent shall use commercially reasonable efforts to cause the Parent Shares to be issued in the Merger or upon exercise of Assumed Options to be listed on the NYSE, subject to notice of official issuance thereof, prior to the Closing Date.

        SECTION 5.14 STATE TAKEOVER LAWS. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to the Offer, the Merger, or the Stockholder Agreements, the Company and Parent shall each take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the Offer, the Merger and the Stockholder Agreements.

        SECTION 5.15 CERTAIN NOTIFICATIONS. Between the date hereof and the Effective Time, each party shall promptly notify the other party hereto in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Annex I hereto or Article VI, as applicable.

        SECTION 5.16 VOTING OF SHARES. Parent and Merger Sub agree to vote all shares of Company Common Stock acquired in the Offer or otherwise beneficially owned by them or any of their Subsidiaries as of the applicable record date in favor of adoption of this Agreement at the Company Stockholder Meeting.

        SECTION 5.17 ACTION BY BOARD OF DIRECTORS. If the Company delivers the
Section 16 Information (as defined in this Section 5.17) to Parent at least 10 days prior to the Effective Time, then, prior to the Effective Time, the Board of Directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretative guidance of the SEC so that (i) the assumption of the Company Options held by Company Insiders (as defined hereinafter) in the Merger, and (ii) the receipt by Company Insiders of Parent Common Stock in exchange for Company Common Stock pursuant to the Merger, shall in each case be an exempt transaction for purposes of Section 16 of the Exchange Act. For purposes of this Section 5.17, (1) "COMPANY INSIDER" shall mean any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act and (2)

"SECTION 16 INFORMATION" shall mean the following information for each Company
Insider: (A) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock in the Merger; and (B) the number of Company Options held by such individual and expected to be converted into options to purchase shares of Parent Common Stock in connection with the Merger.

        SECTION 5.18 FORM S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to the Assumed Options as soon as is reasonably practicable following the Effective Time, but in no event later than five (5) business days following the Effective Time. Parent shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such Assumed Options remain outstanding.

        SECTION 5.19 COMFORT LETTER. The Company shall use all reasonable efforts to cause to be delivered to Parent a letter of the Company's independent accountants, dated no more than two business days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for "comfort letters" delivered by independent public accountants in connection with registration statements similar to the Registration Statement.


                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

        SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

            (a) If required by the DGCL, this Agreement shall have been adopted and the Merger approved by the stockholders of the Company;

            (b) Merger Sub shall have accepted for exchange and exchanged all of the shares of Company Common Stock tendered pursuant to the Offer;

            (c) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger or the other transactions contemplated by this Agreement; and

            (d) The Registration Statement or the Post-Effective Amendment, as the case may be, shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the Company Common Stock shall have been complied with.

                                   ARTICLE VII

                                   TERMINATION

        SECTION 7.1 TERMINATION. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned:

            (a) by the mutual written consent of the Company and Parent;

            (b) at any time prior to the Effective Time, by either the Company or Parent, if:

                (i)the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Parent or Merger Sub having accepted for exchange any shares of Company Common Stock pursuant to the Offer; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of the expiration or termination of the Offer without shares of Company Common Stock having been accepted for exchange thereunder if such action or failure to act constitutes a breach of this Agreement;

                (ii) the Offer has not been consummated on or before September 30, 2001 (the "OUTSIDE DATE"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose action or failure to act has been a principal cause of the failure of the Offer to have been consummated on or before such date if such action or failure to act constitutes a breach of this Agreement; or

                (iii) there shall be any applicable law or regulation that makes consummation of the Offer or the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining or otherwise prohibiting the Company or Parent from consummating the Offer or the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable;

            (c) by Parent if, prior to the Appointment Time, (i) the Board of Directors of the Company shall have withdrawn or modified or amended in any respect adverse to Parent any of its Recommendations or shall otherwise have made a disclosure to stockholders of the Company or a public announcement that makes it reasonably apparent that, absent the restrictions of Section 5.4 of this Agreement, the Board of Directors of the Company would so withdraw, modify or amend any of its Recommendations, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Acquisition Proposal or shall have resolved or announced an intention to do so, (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock (other than the Offer) is announced or commenced and either
(A) the Board of Directors of the Company recommends acceptance of such tender offer or exchange offer by its stockholders, or (B) within ten (10) business days of such commencement, the Board of Directors of the Company shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders or (iv) a material breach of Section 5.4 occurs and Parent provides a written termination notice relating thereto within ten (10) days of Parent becoming aware thereof;

            (d) by the Company, prior to the Appointment Time (but not less than five business days after Parent's receipt of the written notice referred to in clause (ii) of this Section 7.1(d)), to enter into a definitive acquisition agreement providing for the consummation of a Superior Proposal, PROVIDED that if each of the following conditions is satisfied: (i) the Company is not in breach of its obligations under Section 5.4 hereof in connection with such Superior Proposal, (ii) the Company shall have notified Parent in writing that the Company has received a Superior Proposal and intends to enter into a definitive acquisition agreement providing for the consummation of such Superior Proposal, attaching the most current version of such agreement to such notice, and (iii) Parent shall not have made, within five (5) business days after receipt of the Company's written notice of its intention to enter into a definitive acquisition agreement providing for the consummation of a Superior Proposal, an offer from Parent that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and its outside legal counsel, provides greater benefits to the Company's stockholders than such Superior Proposal;

            (e) by the Company, at any time prior to the Appointment Time, upon a material breach of any covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that, in the aggregate, in the case of such representations and warranties, such untruths or inaccuracies would reasonably be expected to have a Parent Material Adverse Effect; PROVIDED, HOWEVER, that if such untruth or inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through exercise of commercially reasonable efforts, then the Company may not terminate this Agreement pursuant to this Section 7.1(e) until the earlier of (i) the expiration of a thirty (30)-day period after delivery of written notice from the Company to Parent of such untruth or inaccuracy or breach, or
(ii) the date on which Parent ceases to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if such untruth or inaccuracy or breach by Parent is cured during such thirty-day period); or

            (f) by Parent, at any time prior to the Appointment Time, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that Merger Sub would not be required to accept for exchange any shares of Company Common Stock tendered pursuant to the Offer by virtue of Sections (b),
(c) or (d) of Annex I hereto if the expiration of the Offer occurred on the date the breach, untruth or inaccuracy is communicated in writing to the Company by Parent; PROVIDED, HOWEVER, that if such untruth or inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through exercise of commercially reasonable efforts, then Parent may not terminate this Agreement pursuant to this Section 7.1(f) until the earlier of (i) the expiration of a thirty (30) day period after delivery of written notice from Parent to the Company of such untruth or inaccuracy or breach, or (ii) the date on which the Company ceases to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(f) if such untruth or inaccuracy or breach by the Company is cured during such thirty-day period).

        The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

        SECTION 7.2 EFFECT OF TERMINATION. Except for any willful breach of this Agreement by any party hereto (which willful breach and liability therefor shall not be affected by the termination of this Agreement or the payment of any Termination Fee (as defined in Section 7.3(a) hereof)), if this Agreement is terminated pursuant to Section 7.1 hereof, then this Agreement shall become void and of no effect with no liability on the part of any party hereto; PROVIDED, HOWEVER, that notwithstanding such termination the agreements contained in Sections 7.2, 7.3 and 8.7 hereof and, subject to Section 8.10, the proviso to
Section 5.3 hereof shall survive the termination hereof.

        SECTION 7.3 FEES; EXPENSES.

            (a) The Company agrees to pay Parent in immediately available funds by wire transfer an amount equal to $33 million (the "TERMINATION FEE") if:

                (i)this Agreement is terminated by Parent pursuant to Section 7.1(c) hereof;

                (ii) this Agreement is terminated by Parent or the Company, as applicable, pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) hereof, if (A) following the date hereof and prior to such termination of this Agreement, an Acquisition Proposal shall have been publicly announced and shall not have been publicly and unconditionally withdrawn, and (B) within twelve (12) months following such termination of this Agreement, either (1) the transaction contemplated by any Acquisition Proposal (a "COMPANY ACQUISITION") is consummated (it being understood that such Acquisition Proposal need not be the same Acquisition Proposal identified in clause (A) of this Section 7.3(a)(ii)), or (2) the Company enters into a definitive agreement providing for a Company Acquisition and such Company Acquisition is later consummated; or

                (iii) this Agreement is terminated by the Company pursuant to
Section 7.1(d) hereof.

            (b) The Company shall pay the Termination Fee paid pursuant to this
Section 7.3 (if all conditions thereto have been satisfied) (i) at or prior to the termination of this Agreement by the Company in the circumstances described in Section 7.3(a)(iii) hereof, or (ii) not later than one (1) business day after the termination of this Agreement by Parent in the circumstances described in
Section 7.3(a)(i) hereof, or (iii) at or prior to the consummation of the applicable Company Acquisition in the case of a Termination Fee payable pursuant to Section 7.3(a)(ii) hereof.

            (c) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, PROVIDED, HOWEVER, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants' fees, incurred in connection with (i) the filing, printing and mailing of the Registration Statement, the Preliminary Prospectus, the Offer Documents, the Post-Effective Amendment and the Proxy Statement and any amendments or supplements thereto and (ii) the filing by any of the parties hereto of the Pre-Merger Notification and Report Forms relating to the Offer and the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign Antitrust Law. No party shall pay any expenses of any stockholder of the Company.

                                  ARTICLE VIII

                                  MISCELLANEOUS

        SECTION 8.1 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) personal delivery,
(b) transmitter's confirmation of a receipt of a facsimile transmission, (c) confirmed delivery by a standard overnight carrier or when delivered by hand or
(d) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by notice given hereunder):

        If to the Company, to:

               C-Cube Microsystems Inc.
               1778 McCarthy Boulevard
               Milpitas, California  95035
               Fax:  (408) 944-6314
               Attention:  Chief Executive Officer

        with a copy to:

               Wilson Sonsini Goodrich & Rosati
               Professional Corporation
               One Market
               Spear Tower, Suite 3300
               San Francisco, California 94105
               Fax:  (415) 947-2099
               Attention:  Steve L. Camahort, Esq.

        If to Parent and Merger Sub, to:

               LSI Logic Corporation
               1551 McCarthy Boulevard
               Milpitas, California 95035
               Fax:  (408) 433-6896
               Attention:  General Counsel

               with a copy to:

               Cooley Godward LLP
               3000 El Camino Real
               Five Palo Alto Square
               Palo Alto, California  94306-2155
               Fax: (650) 849-7400
               Attention: Richard E. Climan, Esq.
                          Keith A. Flaum, Esq.

        SECTION 8.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Effective Time in accordance with their terms.

        SECTION 8.3 INTERPRETATION. References herein to the "knowledge" of a party shall mean the actual knowledge of the executive officers of such party. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

        The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. Any matter disclosed pursuant to any Schedule of the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

        SECTION 8.4 AMENDMENTS, MODIFICATION AND WAIVER.

            (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Board of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective; PROVIDED, HOWEVER, that after the adoption of this Agreement by the stockholders of the Company, no such amendment shall be made except as allowed under applicable law.

            (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        SECTION 8.5 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that neither the Company nor Parent may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto. Merger Sub may assign any of its rights and delegate or otherwise transfer any of its obligations under this Agreement to any wholly-owned Subsidiary of Parent without the consent of the Company or any other Person.

        SECTION 8.6 SPECIFIC PERFORMANCE. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

        SECTION 8.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

        SECTION 8.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

        SECTION 8.9 THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Parent under this Agreement, and for the benefit of Parent and its successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not, except to the extent necessary to enforce the provisions of Section 5.5 hereof, be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

        SECTION 8.10 ENTIRE AGREEMENT. This Agreement, including the Annex, the Exhibit and the schedules hereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof; PROVIDED, HOWEVER, that Sections 1 through 7, Sections 9 through 13 and the third paragraph of Section 8 of the Confidentiality Agreement shall not be superseded and shall remain in full force and effect (it being understood that the first two paragraphs of Section 8 of the Confidentiality Agreement, and the "standstill" provisions contained therein, shall be deemed to have terminated as of the date of this Agreement and shall be of no further force or effect); PROVIDED, HOWEVER, that the first two (2) paragraphs of Section 8 of the Confidentiality Agreement shall again become operative in accordance with their terms upon the termination of this Agreement (other than (i) in the case of such a termination of this Agreement pursuant to Section 7.1(c), Section 7.1(d) or
Section 7.1(f) or under circumstances pursuant to which the Termination Fee may become payable pursuant to Section 7.3(a)(ii) and (ii) under circumstances pursuant to which such provisions would have terminated by their terms if such provisions had been operative during the period between the date hereof and such termination of this Agreement).

        SECTION 8.11 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

        SECTION 8.12 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        SECTION 8.13 SUBMISSION TO JURISDICTION. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court sitting in Newcastle County. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Newcastle County for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and
(b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

        SECTION 8.14 MERGER SUB COMPLIANCE. Whenever this Agreement requires Merger Sub to take action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.



                                       LSI Logic Corporation


                                       By: /s/ WILFRED J. CORRIGAN
                                          --------------------------------------
                                       Name:   Wilfred J. Corrigan
                                            ------------------------------------
                                       Title:
                                             -----------------------------------




                                       C-Cube Microsystems Inc.


                                       By: /s/ UMESH PADVAL
                                          --------------------------------------
                                       Name:   Umesh Padval
                                            ------------------------------------
                                       Title:
                                             -----------------------------------


                                       Clover Acquisition Corp.


                                       By: /s/ DAVID PURSEL
                                          --------------------------------------
                                       Name:   David Pursel
                                            ------------------------------------
                                       Title:
                                             -----------------------------------




            [Signature Page to Agreement and Plan of Reorganization]

                                                                     EXHIBIT 2.2





                          FORM OF STOCKHOLDER AGREEMENT

                                 by and between



                              LSI LOGIC CORPORATION

                                       and

                     STOCKHOLDER OF C-CUBE MICROSYSTEMS INC.









                           Dated as of March 26, 2001

       THIS STOCKHOLDER AGREEMENT, dated as of March 26, 2001 (this "AGREEMENT"), is made and entered into between LSI Logic Corporation, a Delaware corporation ("PARENT"), and the undersigned stockholder and/or option holder (the "STOCKHOLDER") of C-Cube Microsystems Inc. (the "COMPANY").

       WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), of outstanding shares common stock of the Company, par value $0.001 per share ("COMPANY COMMON STOCK"), and shares of Company Common Stock issuable upon exercise of outstanding options, warrants and other rights to purchase Company Common Stock, in each case as indicated on the signature page to this Agreement;

       WHEREAS, Parent and the Company propose to enter into an Agreement and Plan of Reorganization dated as of even date herewith (the "MERGER AGREEMENT"), which provides for, among other things, an exchange offer (the "OFFER") to be made by Clover Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("MERGER SUB"), of shares of Parent common stock for all of the issued and outstanding Company Common Stock followed by the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement; capitalized terms used herein but not defined shall have the meanings ascribed to them in the Merger Agreement; and

       WHEREAS, Parent has requested that the Stockholder (in his, her or its capacity as such) agree, and, in order to induce Parent to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement;

       NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE 1.

                                VOTING OF SHARES

       1.1   Voting of Shares and Proxy.

             (a) Until the Expiration Date (as defined in Section 5.14 below), at every meeting of the stockholders of the Company called, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company, the Stockholder shall cause the Shares (as defined in Section 1.1(b) below) to be voted: (i) in favor of the adoption and approval of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and the Proxy and any action required in furtherance thereof; (ii) against approval of any Acquisition Proposal or any proposal made in opposition to or in competition with consummation of the Merger and/or the Offer; and (iii) against any action that could reasonably be expected to delay or otherwise adversely affect the Merger or the Offer and would constitute a breach of any covenant of the Company pursuant to the Merger Agreement.

       Prior to the Expiration Date, the Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 1.1.

             (b) "SHARES" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire such securities) beneficially owned by the Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all shares of Company Common Stock and all additional options, warrants and other rights to acquire such securities) of which the Stockholder acquires beneficial ownership during the period from the date of this Agreement through the Expiration Date. In the event of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

       1.2 Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the "PROXY"), which shall be irrevocable to the fullest extent permissible by law but subject to termination as stated therein, with respect to the Shares.

       1.3 Agreement to Tender. Unless Parent shall otherwise request, the Stockholder hereby agrees to tender, or cause to be tendered, pursuant to and in accordance with the terms of the Offer, the Shares, and agrees that it will not withdraw or permit the withdrawal of the Shares. Within ten (10) business days after commencement of the Offer, the Stockholder shall (x) deliver to the depositary designated in the Offer (i) a letter of transmittal with respect to the Shares complying with the terms of the Offer, (ii) certificates representing of the Shares and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (y) instruct its broker or such other Person who is the holder of record of any Shares beneficially owned by the Stockholder to promptly tender such Shares for exchange in the Offer pursuant to the terms and conditions of the Offer.

       1.4 Agreement Not to Exercise Appraisal Rights. The Stockholder agrees not to exercise any rights (including, without limitation, under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares which may arise with respect to the Merger.

                                   ARTICLE 2.

                       RESTRICTIONS ON TRANSFERS OF SHARES

       2.1   Restrictions on Transfer of Shares Prior to the Effective Time.

             (a) At all times commencing with the execution of this Agreement and until the Expiration Date, the Stockholder hereby agrees not to, directly or indirectly, take any of the following actions, except in accordance with subsection (b) of this Section 2.1 or as provided in this Agreement and the Merger Agreement:

                   (i) tender any of the Shares or any securities convertible into or exchangeable or exercisable for the Shares to any Person;

                   (ii) sell, pledge, grant an option with respect to, transfer, assign or otherwise dispose of any of the Shares or any securities convertible into or exchangeable or exercisable for the Shares or any interest therein, or enter into any commitment relating thereto; or

                   (iii) deposit, or permit the deposit of, any of the Shares into a voting trust or depositary facility or enter into a voting agreement or arrangement with respect to any Shares in contravention of the obligations of the Stockholder under this Agreement or grant any proxy (other than the Proxy) with respect thereto or enter into any commitment relating thereto (any transaction referred to in clause (i), (ii) or (iii) is hereinafter referred to as a "TRANSFER").

             (b) Notwithstanding subsection (a) above, the Stockholder may take an action described in subsection (a) if (i) Parent gives its prior written consent to such action and (ii) the proposed transferee shall have executed a counterpart of this Agreement and the Proxy and shall have agreed to hold such Shares or interest in such Shares subject to all of the terms and provisions of this Agreement.

                                   ARTICLE 3.

                 REPRESENTATIONS AND WARRANTIES, AND ADDITIONAL

                          COVENANTS OF THE STOCKHOLDER

       The Stockholder hereby represents and warrants and covenants to Parent as follows:

       3.1   Organization; Authorization.

             (a) If the Stockholder is a corporation or other entity, the Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or delay the performance in any respect by the Stockholder of its obligations under this Agreement. The Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy. The execution and delivery of this Agreement and the Proxy and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Stockholder.

             (b) Each of this Agreement and the Proxy has been duly executed and delivered by or on behalf of the Stockholder, and (with respect to this Agreement) assuming its due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as may be limited by the effect of bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally and except as enforcement thereof is subject to general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

       3.2 No Conflict. The execution and delivery of this Agreement and the Proxy by the Stockholder does not, and the performance of this Agreement and the Proxy by the Stockholder will not, (i) if the Stockholder is a corporation or other entity, conflict with or violate the Certificate of Incorporation or By-laws or other similar constituent documents of the Stockholder, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Stockholder or by which it or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to another party any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of the Stockholder, including, without limitation, the Shares, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not prevent or delay the performance by the Stockholder of its obligations under this Agreement.

       3.3 Title to Shares. The Stockholder is the registered or beneficial owner of its Shares free and clear of any lien or encumbrance, proxy or voting restriction other than pursuant to this Agreement. Such Shares are all the securities of the Company owned of record or beneficially by the Stockholder on the date of this Agreement.

       3.4 Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement and the Proxy.

       3.5 Miscellaneous. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any of the Shares. Except as otherwise provided herein, all rights, ownership and economic benefits of and relating to the Shares shall remain and belong to the Stockholder, and Parent shall not have any authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein, or the performance of the Stockholder's duties or responsibilities as a stockholder of the Company.

                                   ARTICLE 4.

                    REPRESENTATIONS AND WARRANTIES OF PARENT

       4.1   Organization; Authorization.

             (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or delay the performance in any material respect by Parent of its obligations under this Agreement. Parent has full power and authority to make, enter into and carry out the terms of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent.

             (b) This Agreement has been duly executed and delivered by or on behalf of the Parent and, assuming its due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by the effect of bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally and except as enforcement thereof is subject to general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

       4.2 No Conflict. The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Parent, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or by which it or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to another party any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not prevent or delay the performance by Parent of its obligations under this Agreement.

                                   ARTICLE 5.

                               GENERAL PROVISIONS

       5.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) personal delivery,
(b) transmitter's confirmation of a receipt of a facsimile transmission, (c) confirmed delivery by a standard overnight carrier or when delivered by hand or
(d) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by notice given hereunder):

             (a)   if to Parent:

             LSI Logic Corporation
             1551 McCarthy Boulevard
             Milpitas, California 95035
             Fax: (408) 433-6896
             Attention: General Counsel

             with a copy to:

             Cooley Godward LLP
             3000 El Camino
             Palo Alto, California 94306
             Fax: (650) 849-7400
             Attention: Richard E. Climan, Esq.
                        Keith A. Flaum, Esq.

             (b) If to the Stockholder, to the address for notice set forth on the signature page hereof with copies to:

             Wilson Sonsini Goodrich & Rosati
             Professional Corporation
             One Market
             Spear Tower, Suite 3300
             San Francisco, California 94105
             Fax: (415) 947-2099
             Attention: Steve L. Camahort, Esq.

       5.2   Interpretation.

             (a) Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

             (b) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

       5.3 Amendments and Waiver. Any provision of this Agreement may be amended or waived by the parties hereto if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Stockholder and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective.

       5.4 Specific Performance; Injunctive Relief. Each of the parties hereto hereby acknowledges that (i) the representations, warranties, covenants and restrictions set forth in this Agreement are necessary, fundamental and required for the protection of Parent and to preserve for Parent the benefits of the Merger; (ii) such covenants relate to matters which are of a unique character that gives each such representation, warranty, covenant and restriction a unique value; and (iii) a breach of any such representation, warranty, covenant or restriction, or any other term or provision of this Agreement, will result in irreparable harm and damages to Parent which cannot be adequately compensated by a monetary award. Accordingly, Parent and the Stockholder hereby expressly agree that in addition to all other remedies available at law or in equity, Parent shall be entitled to the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any representations, warranties, covenants or restrictions set forth in this Agreement, or to specifically enforce the terms and provisions hereof. The Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.4, and the Stockholder irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against the Stockholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

       5.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

       5.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

       5.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

       5.8 Entire Agreement. This Agreement and the Proxy constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof and thereof.

       5.9 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

       5.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

       5.11 Submission to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court sitting in Newcastle County. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in Newcastle County for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

       5.12 Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Stockholder from acting in the Stockholder's capacity as a director or officer of Company (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder's capacity as a stockholder of the Company) or voting in the Stockholder's sole discretion on any matter other than those matters referred to in Section 1(a).

       5.13 No Exercise of Options, Warrants or Other Rights. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall require the Stockholder to exercise or convert Shares that do not constitute outstanding shares of Company Common Stock.

       5.14 Termination. This Agreement and the Proxy, and all obligations of the parties hereunder and thereunder, shall terminate immediately, without any further action being required, upon (i) any valid termination of the Merger Agreement pursuant to its terms and (ii) the Effective Time, whichever first occurs (the "EXPIRATION DATE").

       5.15 Further Assurances. The Stockholder (solely in his or her capacity as such, but not in any other capacity including as director or officer of the Company) shall execute and deliver, and cause to be executed and delivered, any additional certificates, instruments and other documents, and take and cause to be taken any additional actions, as Parent may deem necessary, in the reasonable opinion of Parent, to carry out and effectuate the purpose and intent of this Agreement.

                [Remainder of this page intentionally left blank]

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                  LSI LOGIC CORPORATION


                                  By: ____________________________
                                  Name:
                                  Title:


                                  STOCKHOLDER


                                  By: ____________________________

                                  Name:___________________________

                                  Title:__________________________

                                  Address:________________________

                                  ________________________________

                                  ________________________________

                                  Fax:____________________________

                                  Shares beneficially owned:

                                  ______________ shares of Company Common Stock


                                  ______________ shares of Company Common Stock issuable upon exercise of outstanding options, warrants or other rights


                    [Signature Page to Stockholder Agreement]

                                    EXHIBIT A

                                IRREVOCABLE PROXY

       The undersigned stockholder of C-Cube Microsystems Inc., a Delaware corporation (the "COMPANY"), hereby irrevocably (to the fullest extent permitted by law), but subject to the termination provisions hereof, appoints LSI Corporation, a Delaware corporation ("PARENT"), as the sole and exclusive attorney and proxy of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "SHARES") in accordance with the terms of this Proxy. The outstanding shares of common stock of the Company owned of record by the undersigned stockholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares.

       This Proxy is irrevocable (to the fullest extent permitted by law), subject to the termination provisions hereof, is coupled with an interest and is granted pursuant to that certain Stockholder Agreement of even date herewith by and between and the undersigned stockholder (the "STOCKHOLDER AGREEMENT"), and is granted in consideration of Parent entering into that certain Agreement and Plan of Reorganization (the "MERGER AGREEMENT") among Parent, Clover Acquisition, Corp., a wholly-owned subsidiary of Parent ("MERGER SUB"), and the Company. The Merger Agreement provides for the acquisition of the Company by Parent pursuant to an exchange offer (the "OFFER") by Merger Sub of shares of Parent common stock for all of the issued and outstanding common stock of the Company followed by a merger of Merger Sub with and into the Company (the "MERGER").

             (a) The attorney and proxy named above is hereby authorized and empowered by the undersigned to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of the Company and in every written consent in lieu of such meeting: (i) in favor of the adoption and approval of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and the Proxy and any action required in furtherance thereof; (ii) against approval of any Acquisition Proposal or any proposal made in opposition to or in competition with consummation of the Merger and/or the Offer; and (iii) against any action that could reasonably be expected to delay or otherwise adversely affect the Merger or the Offer and would constitute a breach of any covenant of the Company pursuant to the Merger Agreement.

             (b) The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned Stockholder may vote the Shares on all other matters.

       Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

       This Proxy is irrevocable (to the fullest extent permitted by law), subject to the termination provisions hereof.

       This Proxy, and all obligations of the undersigned hereunder, shall terminate immediately, without any further action being required, upon (i) any valid termination of the Merger Agreement pursuant to its terms and (ii) the Effective Time, whichever first occurs.


       Dated: March __, 2001               STOCKHOLDER

                                           _____________________________________
                                           Signature of Stockholder

                                           _____________________________________
                                           Print Name of Stockholder

                                           SHARES OWNED OF RECORD BY STOCKHOLDER
                                           Shares of Company Common Stock:

                                           _____________________________________




                      [Signature Page to Irrevocable Proxy]




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



                                                                         ANNEX I

                             CONDITIONS TO THE OFFER

        Notwithstanding any other provision of the Offer, subject to the terms of the Agreement and Plan of Reorganization to which this Annex I is attached (the "Agreement"), Merger Sub shall not be required to accept for exchange or exchange or deliver any shares of Parent Common Stock for (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered shares of Company Common Stock after the termination or withdrawal of the Offer)) any shares of Company Common Stock tendered, if by the expiration of the Offer (as it may be extended in accordance with the requirements of Section 1.1(a) of the Agreement), (1) the Minimum Condition shall not have been satisfied, (2) the applicable waiting period under the HSR Act shall not have expired or been terminated, (3) any applicable waiting periods, consents or clearances under foreign Antitrust Laws shall not have expired, been terminated or been obtained, (4) the Registration Statement shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order, (5) the shares of Parent Common Stock to be issued in the Offer and the Merger shall not have been approved for listing on the NYSE, subject to official notice of issuance, and shall not be exempt from such requirement under then applicable laws, regulations and rules of the NYSE,
(6) Parent shall not have received (or Parent shall have received and Cooley Godward LLP shall have subsequently rescinded) an opinion of Cooley Godward LLP, in form and substance reasonably satisfactory to Parent and to the Company, on the basis of customary facts, representations and assumptions set forth in such opinion, to the effect that the Transaction will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (7) the Company shall not have received (or the Company shall have received and Wilson Sonsini Goodrich & Rosati, Professional Corporation, shall have subsequently rescinded) an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, in form and substance reasonably satisfactory to Parent and to the Company, on the basis of customary facts, representations and assumptions set forth in such opinion, to the effect that the Transaction will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, or (8) at any time on or after the date of the Agreement and prior to the acceptance for exchange of shares of Company Common Stock pursuant to the Offer, any of the following conditions exist and are continuing:

            (a) there shall have been any action taken, or any statute, law, ordinance, rule, regulation, injunction, judgment, order or decree proposed, entered, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger by any Governmental Entity, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger or there shall be pending or threatened any action, suit or proceeding by any Governmental Entity against Parent, the Company, Merger Sub or any of their respective Subsidiaries, that seeks to (or there shall be pending any action, suit or proceeding by any other Person (which Person is party to a Company Contract that was not provided or made available to Parent on or prior to the date hereof) against Parent, the Company, Merger Sub or any of their respective Subsidiaries (which action, suit or proceeding is based on such Person's rights under such Company Contract) that is substantially likely to) (i) prohibit, or make illegal, the acceptance for payment of or payment for shares of Company Common Stock or the consummation of the Offer or the Merger, (ii) render Merger Sub unable to accept for payment or pay for some or all of the shares of Company Common Stock, (iii) impose material limitations on the ability of Parent or Merger Sub effectively to exercise full rights of ownership of the shares of Company Common Stock, including the right to vote the shares of Company Common Stock purchased by it on all matters properly presented to the Company's stockholders, (iv) prohibit or impose any material limitations on Parent's direct or indirect ownership or operation (or that of any of its affiliates) of all or a material portion of their or the Company's businesses or assets, (v) compel Parent or its affiliates to dispose of or hold separate any portion of the business or assets of the Company or Parent and or their respective Subsidiaries which would be material in the context of the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole,
(vi) oblige the Company, Parent or any of their respective Subsidiaries to pay material damages or otherwise become subject to materially adverse consequences in connection with any of the transactions contemplated by the Agreement or
(vii) otherwise result in a Company Material Adverse Effect (disregarding for this purpose the effect of clause (iv) of the definition of such term) or, as a result of the transactions contemplated by the Agreement, a Parent Material Adverse Effect;

            (b) the Company shall have materially breached any of its covenants, obligations or agreements under the Agreement;

            (c) the representations and warranties of the Company contained in the Agreement (other than those set forth in Section 3.4 of the Agreement) (i) shall not have been true and correct as of the date of the Agreement or (ii) shall not be true and correct on and as of the date of the expiration of the Offer (as it may be extended in accordance with the requirements of Section 1.1(a) of the Agreement) with the same force and effect as if made as of such date, except (A) in each case or in the aggregate, as does not constitute, and is not reasonably expected to result in, a Company Material Adverse Effect, (B) for changes contemplated by the Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the Company Material Adverse Effect qualifications and limitations set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (x) all "Company Material Adverse Effect" and materiality qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded);

            (d) the representations and warranties of the Company contained in
Section 3.4 of the Agreement shall not have been true and correct in all material respects as of the date of the Agreement;

            (e) except as set forth in the Company Disclosure Schedule, since December 31, 2000, there shall not have been a Company Material Adverse Effect or the occurrence of any event or the arising of any circumstance that would reasonably be expected to have a Company Material Adverse Effect; or

            (f) the Merger Agreement shall have been terminated in accordance with its terms;

which in the good faith judgment of Parent, in any such case, makes it inadvisable to proceed with the Offer or the acceptance for payment of or payment for the shares of Company Common Stock.

        The foregoing conditions are for the sole benefit of Parent and Merger Sub and may, subject to the terms of the Agreement, be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub. The failure by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.


                                                                             -3-